UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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APACHE CORPORATION

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Dear Fellow Shareholders,

With this proxy statement, Apache celebrates 60 years of surviving and thriving in an industry known for unforgiving and unpredictable cycles. When we periodically underperform, as we have recently, we take the kinds of important strategic steps you have seen from us recently. It is steps like these that have helped us enjoy above-market returns over our history.

Our Board’s mission is to represent your interests by responsibly producing sustainable value over the long haul. We are committed to listening as well as speaking and believe our engagement track record is second to none. Except for our current and former CEOs, we are all independent.

Purpose-built governance has always been our foundation. We avoid governance fashions, but evolve as conditions change. Good governance cannot prevent short-term stumbles, but it contributes to long-term sustainable performance.

As your Lead Director, I want to highlight a few of our board-focused governance features from the much longer list contained in this proxy statement.

Our robust board refreshment practices are apparent in our board composition. We have seven short-tenured directors in their 40s and 50s, and, by the time of our annual meeting, will have experienced the retirement of six longer-tenured directors over the last three years. We believe in the benefits of diversity, including diversity of tenure.

We award the majority of our director pay in company stock and require it to be held until retirement.

Finally, as of the annual meeting for which you are receiving this proxy statement, we will have an independent non-executive Chairman. Our newly appointed CEO is a long-time employee who reflects the best of succession planning.

We take seriously the trust you place in us by your purchase of Apache shares and hope the material contained in this proxy statement demonstrates that. We ask that you vote in accord with our recommendations as a signal of support for our continuing efforts.

Sincerely,

Charles J. Pitman

Lead Director

April [2], 2015

APACHE CORPORATION

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2015 annual meeting of shareholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 14, 2015, at 10:00 a.m. (Houston time), at the Hilton Houston Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

1.	Election of the four directors named in the attached proxy statement to serve until the Company’s annual meeting in 2018;

2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2015;

3.	Advisory vote to approve the compensation of the Company’s named executive officers;

4.	Approval of an amendment to the Company’s Restated Certificate of Incorporation to eliminate the classified Board of Directors and provide for annual election of all directors;

5.	Consideration of shareholder proposal regarding proxy access, if properly presented at the annual meeting; and

6.	Transaction of any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock as of the close of business on March 16, 2015, are entitled to notice of, and to vote at, the annual meeting.

It is important that your shares are represented at the meeting. We encourage you to designate the proxies named on the enclosed proxy card to vote your shares on your behalf and per your instructions. This action does not limit your right to vote in person or to attend the meeting.

By order of the Board of Directors

Houston, Texas April [2], 2015
C. L. PEPER
Corporate Secretary
APACHE CORPORATION

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 14, 2015:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, with 2014 Summary Annual Report, are available free of charge on the Company’s website at http://www.apachecorp.com

PROXY STATEMENT SUMMARY

This executive summary has been provided as an overview of the information contained within this proxy statement. We encourage you to read the entire proxy statement prior to voting.

2014 BUSINESS HIGHLIGHTS

•	Continued transition to becoming a premier North American onshore resource E&P company through strategic divestment of material non-core assets, driving down costs, drilling more productive wells, and continuing to mature several resource plays

•	To facilitate this transition, divested approximately $7 billion of non-core assets

•	Repurchased 21.0 million shares, reducing our share count by 5.3 percent

•	Liquids production for the year averaged 387 Mboe/d, with crude oil representing 83 percent of total liquids production.

•	North American onshore liquids production increased 17 percent, averaging 209 Mboe/d in 2014 compared to 179 Mboe/d in 2013.

CORPORATE GOVERNANCE HIGHLIGHTS

•	Separate chairman and CEO effective January 20, 2015

•	Independent non-executive chairman effective May 2, 2015

•	Independent lead director

•	Majority voting

•	No poison pill

•	Right to call a special meeting at 15 percent

•	Officer and director stock ownership requirements, including pay multiples and hold-until-retirement provisions

•	Mandatory director retirement age for directors elected after 2013

•	Policies against hedging, pledging, and gross ups

•	Clawbacks of equity awards as required by law

•	Double triggers for accelerated vesting of equity upon a change in control

•	Board adopted human rights principles and statement on indigenous peoples

•	Robust board review and board refreshment practices

•	State of the art shareholder engagement practices

BOARD NOMINEES

Below are the directors nominated for election this year. Each director will be elected for a term of three years.

Name	Age	Serving Since	Committees Served	Independent (Y/N)
George D. Lawrence	63	1996	MD&C (Chairman)	Y
John E. Lowe*	55	2013	MD&C, Stock Plan	Y
Rodman D. Patton	70	1999	Audit	Y
Charles J. Pitman**	71	2000	CG&N, Stock Plan	Y

*	Non-executive chairman effective May 2, 2015
**	Lead director

2014 DIRECTOR AND EXECUTIVE COMPENSATION ACTIONS

Director Compensation

•	Reduced the cash portion of the annual retainer for our outside directors from $150,000 to $100,000; and

•	Increased the equity portion of the annual retainer for our outside directors from $150,000 to $200,000 and required that such stock be held until the director leaves the board

Named Executive Officer Compensation

•	Introduced a new performance share program for 2014 based on business performance results

•	Increased the proportion of our equity awards that are performance-based to two-thirds for the CEO and one-half for all other named executive officers (“NEOs”)

•	Redesigned the annual cash incentive bonus program to better align with corporate strategy

2014 EXECUTIVE COMPENSATION SUMMARY

Named Executive Officer	Total Compensation*
G. Steven Farris	$10,214,172
John J. Christmann	$5,369,116
Thomas E. Voytovich	$5,461,924
Michael S. Bahorich	$4,165,453
P. Anthony Lannie	$4,119,765

*	Further details on the 2014 compensation for all NEOs are included in the Summary Compensation Table.

2015 LEADERSHIP SUCCESSION HIGHLIGHTS

•	G. Steven Farris retired as president and CEO effective January 20, 2015, after serving the Company for over 27 years. Mr. Farris continues to serve as non-executive chairman through May 1, 2015.

•	John J. Christmann was appointed president and CEO effective January 20, 2015.

•	John E. Lowe was elected independent non-executive chairman effective May 2, 2015.

•	Stephen J. Riney was appointed executive vice president effective February 18, 2015, and chief financial officer effective March 3, 2015.

RATIFICATION OF AUDITORS

Although shareholder ratification is not required, the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2015 is being submitted for ratification at the annual meeting because the Board believes doing so is a good corporate governance practice.

ELIMINATE THE CLASSIFIED BOARD PROPOSAL

The board recommends a vote “FOR” the proposed amendment to the Company’s restated certificate of incorporation to eliminate the classified board of directors to provide for the annual election of all directors.

PROXY ACCESS PROPOSAL

The Board recommends a vote “FOR” the shareholder proposal regarding proxy access.

PROXY STATEMENT TABLE OF CONTENTS

Information on our website is not incorporated by reference into, and does not constitute a part of, this proxy statement.

APACHE CORPORATION

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

April [2], 2015

PROXY STATEMENT

GENERAL

This proxy statement contains information about the 2015 annual meeting of shareholders of Apache Corporation. In this proxy statement both “Apache” and the “Company” refer to Apache Corporation. This proxy statement and the enclosed proxy card are being mailed to you by the Company’s Board of Directors starting on or about April [2], 2015.

Purpose of the Annual Meeting

At the Company’s annual meeting, shareholders will vote on the following matters:

•	Items 1 - 4: election of directors;

•	Item 5: ratification of appointment of Ernst & Young LLP as the Company’s independent auditors;

•	Item 6: advisory vote to approve the compensation of the Company’s named executive officers;

•	Item 7: approval of an amendment to the Company’s Restated Certificate of Incorporation to eliminate the classified Board of Directors and provide for annual election of all directors;

•	Item 8: consideration of shareholder proposal regarding proxy access, if properly presented at the meeting; and

•	Transaction of any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

Who Can Vote

Only shareholders of record holding shares of Apache common stock at the close of business on the record date, March 16, 2015, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. The Company’s stock transfer books will not be closed. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Apache shareholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

As of January 31, 2015, there were 376,823,368 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.

How to Vote

If your shares of Apache common stock are held by a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may vote your shares at its discretion on “routine” matters to be acted upon at the annual meeting. However, your shares will not be voted on any of the “non-routine” matters described below. An absence of voting instructions on any “non-routine” matters will result in a “broker non-vote.”

The only “routine” matter to be acted upon at the annual meeting is Item 5—ratification of appointment of Ernst & Young LLP as the Company’s independent auditors. All other matters to be acted upon at the annual meeting are “non-routine” matters and, as such, if you hold all or any portion of your shares in street name and you do not give your broker or bank specific instructions on how to vote your shares, your shares will not be voted on any of the following “non-routine” matters:

•	Items 1 - 4 – the election of directors;

•	Item 6 – advisory vote to approve the compensation of the Company’s named executive officers;

•	Item 7 – approval of an amendment to the Company’s Restated Certificate of Incorporation to eliminate the classified Board of Directors and provide for annual election of all directors;

•	Item 8 – consideration of shareholder proposal regarding proxy access, if properly presented to the meeting.

If you hold shares of Apache common stock in your own name (as a “shareholder of record”), you may instruct the Company on how to vote your shares by:

(1)	using the internet voting site listed on the enclosed proxy card or scanning the QR code on the enclosed proxy card with your mobile device (specific directions for using the internet/mobile voting system are shown on the proxy card); or

(2)	using the toll-free telephone number listed on the enclosed proxy card (specific directions for using the telephone voting system are included on the proxy card); or

(3)	marking, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

When using internet/mobile or telephone voting, the voting systems will verify that you are a shareholder through the use of a company number for Apache and a unique control number for you. If you vote by internet/mobile or telephone, please do not also mail the enclosed proxy card.

Whichever method you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, they will be voted:

•	FOR the election of the nominees for director,

•	FOR the ratification of appointment of Ernst & Young LLP as the Company’s independent auditors,

•	FOR the advisory vote to approve the compensation of the Company’s named executive officers,

•	FOR approval of an amendment to the Company’s Restated Certificate of Incorporation to eliminate the classified Board of Directors and to provide for annual election of all directors,

•	FOR consideration of shareholder proposal regarding proxy access, if properly presented to the meeting, and

•	In accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting, if any are properly raised at the meeting.

Voting 401(k) Savings Plan Shares

If you are an employee or former employee participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, such shares are shown on the enclosed proxy card, and you have the right to direct the plan trustee regarding how to vote those shares. The trustee for the 401(k) Savings Plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (in the manner described under “How to Vote” above) or if your proxy card is not received by May 11, 2015, the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

Revoking a Proxy

You may revoke a proxy before it is voted by submitting a new proxy with a later date (by internet, telephone or mail), by voting at the meeting, or by filing a written revocation with Apache’s corporate secretary. Your attendance at the annual meeting alone will not automatically revoke your proxy.

Quorum

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

Votes Needed

Election of Directors. The affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors. You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. As set forth in our bylaws, only votes FOR or AGAINST the election of a director nominee will be counted. Abstentions and broker non-votes count for quorum purposes, but not for purposes of the election of directors. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus, will have no effect on the outcome of the vote.

Ratification of the Appointment of Independent Auditors. The affirmative vote of a majority of the votes cast at the annual meeting is required for ratification of appointment of Ernst & Young LLP as the Company’s independent auditors. You may vote FOR or AGAINST the ratification of appointment of Ernst & Young LLP as the Company’s independent auditors or you may ABSTAIN. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes will be counted as shares entitled to vote on this matter. A vote to ABSTAIN will have the effect of a vote AGAINST ratification of the appointment of our independent registered public accounting firm.

Advisory Vote to Approve the Compensation of Named Executive Officers. You may vote FOR or AGAINST the advisory vote to approve the compensation of our named executive officers or you may ABSTAIN. A majority of the shares of the Company’s common stock present in person or represented by proxy at our annual meeting and entitled to vote must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to the proposal will be counted as shares entitled to vote on the proposal. Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Approval of an Amendment to our Restated Certificate of Incorporation. Four-fifths (80 percent) of the outstanding shares of the Company’s common stock must be voted FOR the proposal to amend the Company’s Restated Certificate of Incorporation to eliminate the classified Board of Directors and provide for annual election of all directors in order for it to pass. You may vote FOR or AGAINST the proposal, or you may ABSTAIN. Broker non-votes will be counted as shares entitled to vote on this matter. A vote to ABSTAIN or a broker non-vote will have the effect of a vote AGAINST the proposal.

Consideration of Shareholder Proposal Regarding Proxy Access. You may vote FOR or AGAINST the shareholder proposal regarding proxy access or you may ABSTAIN. A majority of the shares of the Company’s common stock present in person or represented by proxy at our annual meeting and entitled to vote must be voted FOR approval of the proposal in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to the proposal will be counted as shares entitled to vote on the proposal. Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Other Business. The affirmative vote of a majority of the votes cast at the annual meeting is required for approval of any other business which may properly come before the meeting or any adjournment thereof. Only votes FOR or AGAINST approval of any other business will be counted. Abstentions and broker non-votes count for quorum purposes, but not for the voting on the approval of such other business.

Who Counts the Votes

Representatives of Wells Fargo Bank, N.A. will tabulate the votes and act as inspectors of the election.

ELECTION OF DIRECTORS

(ITEM NOS. 1 - 4 ON PROXY CARD)

The Company’s Restated Certificate of Incorporation provides that, as near as numerically possible, one-third of the directors shall be elected at each annual meeting of shareholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors.

The current terms of directors George D. Lawrence, John E. Lowe, Rodman D. Patton, and Charles J. Pitman will expire at the annual meeting. Each of Mr. Lawrence, Mr. Lowe, Mr. Patton, and Mr. Pitman has been recommended by the Company’s Corporate Governance and Nominating Committee and nominated by the Board of Directors for election by the shareholders to an additional three-year term. If elected, Mr. Lawrence, Mr. Lowe, Mr. Patton and Mr. Pitman will serve beginning upon their election until the annual meeting of shareholders in 2018.

G. Steven Farris became non-executive chairman of the Board of Directors on January 20, 2015. Mr. Farris, who has served as a director since 1994, will retire from the Board of Directors effective May 1, 2015.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than four nominees. The Board of Directors knows of no nominee for director who is unwilling or unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTORS.

NOMINEES FOR ELECTION AS DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, of each nominee for director, is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years. In addition, each nominee’s experience, qualifications, attributes or skills to serve on our Board are set forth below.

GEORGE D. LAWRENCE

Mr. Lawrence, 64, a private investor, joined the Company’s Board of Directors in May 1996. Mr. Lawrence was president, chief executive officer, and a director of The Phoenix Resource Companies, Inc., a public oil and gas company, from 1990 until May 1996, when Phoenix merged with Apache. At Apache, he is chairman of the Management Development and Compensation Committee.

Skills and Qualifications:

Mr. Lawrence began his oil and gas career with the predecessor to The Phoenix Resource Companies, Inc. in 1985, holding management positions with increasing responsibility, culminating in his serving as president, chief executive officer, and a director of Phoenix from 1990 until 1996, when the company merged with Apache. During his tenure as chief executive officer of Phoenix, Mr. Lawrence gained valuable corporate leadership experience in all aspects of business, including finance, securities, operations, strategy, and risk. At Phoenix and its predecessor, Mr. Lawrence was extensively involved in international operations that were spread over several continents, and he was especially instrumental in leading Phoenix’s operations in Egypt, an area that remains important to Apache’s operations.

JOHN E. LOWE

Mr. Lowe, 55, joined the Company’s Board of Directors in July 2013, and has been elected to become non-
executive chairman as of May 2, 2015. Mr. Lowe was assistant to the chief executive officer of ConocoPhillips from 2008 to 2012, and held a series of executive positions with ConocoPhillips, including executive vice president, exploration and production from 2007 to 2008; executive vice president, Commercial from 2006 to
2007; and executive vice president, planning, strategy and corporate affairs from 2002 to 2006. He is a former board member of Chevron Phillips Chemical Co. LLC, DCP Midstream LLC, and DCP Midstream GP, LLC, the
general partner of DCP Midstream Partners LP. Mr. Lowe is a member of the board of directors for Phillips 66,
Houston, Texas, and Agrium Inc., Calgary, Alberta, and a senior executive advisor to Tudor, Pickering, Holt &
Co. At Apache, Mr. Lowe is a member of the Management Development and Compensation Committee and a
member of the Stock Plan Committee.

Skills and Qualifications:

Mr. Lowe enjoyed a 30-year career with Phillips Petroleum Company and ConocoPhillips, serving in positions of increasing responsibility during that time. Most recently, he served as assistant to the CEO of ConocoPhillips, a position he held from 2008 until Phillips 66 was spun-off from ConocoPhillips in 2012. Previously he held a series of executive positions in the exploration and production, commercial, and planning areas of
ConocoPhillips. Mr. Lowe is a director at Phillips 66, special executive advisor to Tudor, Pickering, Holt & Co., and serves on the board of Agrium, Inc. Through these positions and his career in the oil and gas industry, Mr.
Lowe has gained valuable experience in identifying, assessing, and minimizing risk that can affect large oil and gas companies.

RODMAN D. PATTON

Mr. Patton, 71, joined the Company’s Board of Directors in December 1999. Mr. Patton has over 30 years of experience in oil and gas investment banking and corporate finance activity, including serving as managing director in the Merrill Lynch Energy Group from 1993 until April 1999. Prior to joining Merrill Lynch, he was with The First Boston Corporation (later Credit Suisse First Boston) and Eastman Dillon, Union Securities (later Blyth Eastman Dillon). Mr. Patton is the lead independent director of NuStar GP, LLC (formerly Valero GP, LLC), San Antonio, Texas, and is chairman of its audit committee and a member of its compensation committee. NuStar GP LLC is the general partner of NuStar Energy L.P. (formerly Valero L.P.), owner and operator of crude oil and refined products pipeline, terminalling, and storage assets. At Apache, Mr. Patton is a member of the Audit Committee.

Skills and Qualifications:

Prior to joining Apache’s Board of Directors, for over 25 years, Mr. Patton held various executive positions in the oil and gas investment banking industry. As a managing director at Merrill Lynch, First Boston (later Credit Suisse) and other investment banks, Mr. Patton gained extensive experience advising oil and gas companies on capital structure, strategy, and direction. He also gained valuable experience in the assessment and management of risk faced by oil and gas companies. As a former investment banker and as chairman of NuStar GP’s audit committee, Mr. Patton also brings to the Board extensive financial reporting expertise.

CHARLES J. PITMAN

Mr. Pitman, 72, joined the Company’s Board of Directors in May 2000. Mr. Pitman served as a non-executive director and chairman of Urals Energy Public Company Limited, an oil exploration and production company operating in Russia, from September 2005 until January 2009, chairman of the board of First Calgary Petroleums Ltd., an oil and gas exploration company engaged in exploration and development activities in Algeria, from June 2007 to March 2008, and was sole member of Shaker Mountain Energy Associates LLC from September 1999 to November 2007. He retired from BP Amoco plc in late 1999, having served as regional president – Middle East/Caspian/Egypt/India. Prior to the merger of British Petroleum and Amoco Corporation in 1998, Mr. Pitman held a variety of executive positions at Amoco. At Apache, Mr. Pitman serves as lead director and is a member of the Corporate Governance and Nominating Committee and the Stock Plan Committee.

Skills and Qualifications:

Having served in executive and director capacities at numerous oil and gas companies, Mr. Pitman has gained invaluable experience in and knowledge of the oil and gas industry. During his 24-year career at Amoco Corporation and BP Amoco plc, Mr. Pitman served in a variety of leadership positions in the United States and multiple international locations, principally in the Middle East. Notably, Mr. Pitman served as president of Amoco Egypt Oil Company from 1992 to 1996, president of Amoco Eurasia Petroleum Company from 1997 to 1998, and regional president BP Amoco plc—Middle East/Caspian/Egypt/India from December 1998 until his retirement in 1999. Most recently, Mr. Pitman has utilized his considerable experience in international oil and gas by participating in oil and gas ventures in Russia and Algeria. Prior to joining Amoco, Mr. Pitman served in the United States Department of State as a foreign service officer and attorney-adviser. Mr. Pitman’s vast experience in international oil and gas and the knowledge and relationships he built while serving in the U.S. Department of State provide valuable insight into Apache’s operations, both domestic and abroad.

CONTINUING DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, for each continuing member of the Board of Directors whose term is not expiring at the 2015 annual meeting, is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years. In addition, each director’s experience, qualifications, attributes or skills to serve on our Board are set forth below.

Term Expires
ANNELL R. BAY	2016
Ms. Bay, 59, joined the Company’s Board of Directors in May 2014. Ms. Bay served as vice president, Global Exploration of Marathon Oil Corporation from July 2011 to April 2014, having previously been senior vice president, Exploration since June 2008. Prior to joining Marathon Oil, Ms. Bay was vice president, Americas Exploration of Shell Exploration and Production Company since August 2004. Prior to joining Shell, she was vice president, Worldwide Exploration, and vice president, North America Exploration, of Kerr-McGee Oil and Gas Corporation, and was with Oryx Energy prior to the merger with Kerr-McGee. Ms. Bay serves on the advisory boards for the Jackson School of Geology at the University of Texas at Austin, the American Association of Petroleum Geology, and the Independent Petroleum Association of America Education Center. At Apache, she is a member of the Corporate Governance and Nominating Committee.
Skills and Qualifications:

With over 30 years of executive experience in the oil and gas industry, Ms. Bay brings a wealth of oil and gas exploration experience to our Board. She has served in various executive leadership roles throughout her career in the global energy industry, which brings invaluable insight to our Board as we continue our transition to a North American onshore resource exploration and production (“E&P”) company. Ms. Bay also brings civic and charitable experience as she serves on the advisory boards for the Jackson School of Geology at the University of Texas at Austin, the American Association of Petroleum Geology, and the Independent Petroleum Association of America Education Center. Her valuable executive experience, coupled with her continued commitment to fostering education and furthering research in the geological sciences, brings a unique perspective to the Board.

JOHN J. CHRISTMANN, IV	2016
Mr. Christmann, 48, was appointed the Company’s chief executive officer and president, and joined the Company’s Board of Directors, effective January 20, 2015. He previously served as the Company’s executive vice president and chief operating officer, North America, since January 1, 2014, region vice president, Permian Region, from January 2010 through December 2013, vice president, Business Development, from January 2004 through December 2009, and production manager for the Gulf Coast region from April through December 2003. Prior to that, Mr. Christmann held various positions of increasing responsibility in the business development area since joining Apache in 1997. Previously, he was employed by Vastar Resources/ARCO Oil and Gas Company in business development, crude oil marketing, and various production, operational and reservoir engineering assignments.
Skills and Qualifications:

With over 25 years in the oil and gas industry, including over 17 years at Apache, Mr. Christmann understands what it takes to manage and operate a large-scale oil and gas exploration company from the ground up. Since joining Apache in 1997, Mr. Christmann has held positions of increasing responsibility, culminating in his appointment as chief executive officer and president of Apache in January 2015. His experience in the oil and gas industry coupled with his well-developed knowledge and understanding of Apache’s assets and operations provide him with valuable insight not only into the oil and gas industry, but also the unique day-to-day operations of Apache.

Term Expires
A. D. FRAZIER, JR.	2017

Mr. Frazier, 70, joined the Company’s Board of Directors in 1997. He has served as president of Georgia Oak Partners, a private equity investment firm, since September 2011, having previously been a partner in Affiance, Inc., a Georgia—based bank consulting group. In July 2010, Mr. Frazier was appointed chairman of the Special Council for Tax Reform and Fairness to Georgians, established by the Georgia state legislature to examine the state’s tax code. He served as chairman and chief executive officer of Danka Business Systems PLC, St. Petersburg, Florida, from March 2006 until its sale in July 2008, and was of Counsel with the law firm of Balch & Bingham LLP, Atlanta, Georgia, from January 2005 to March 2006. From October 2004 until its sale in January 2007, he was a director and chairman of the board of Gold Kist, Inc., Atlanta, Georgia, an integrated chicken production, processing, and marketing company. At Apache, Mr. Frazier is a member of the Management Development and Compensation Committee and chairman of the Stock Plan Committee.

Skills and Qualifications:

In addition to the executive positions noted in his biographical information above, Mr. Frazier spent a large part of his career as an executive in the investment banking industry. During his investment banking career he gained wide ranging experience working with energy companies, which provided him with an intimate knowledge of the oil and gas industry. He also served as the chief operating officer of the Atlanta Olympic Games Committee from 1991 to October 1996, and senior advisor to The Dilenschneider Group, Inc., a New York-based public relations consulting company, during 2011. During his career, Mr. Frazier has been responsible for the development, management, and operation of a diverse group of businesses and organizations. Through these executive and director positions, Mr. Frazier gathered extensive experience in identifying, analyzing, and managing risk across a wide range of industries.

CHANSOO JOUNG	2016
Mr. Joung, 54, joined the Company’s Board of Directors in February 2011. Mr. Joung serves as a consultant at Warburg Pincus LLC, a firm at which he was a partner from 2005 to 2010. Prior to joining Warburg Pincus, Mr. Joung was co-head, then head, of the Americas Natural Resources Group in the investment banking division of Goldman Sachs & Co. from 1999 to 2004, and he served as a corporate finance banker in the Natural Resources Group from 1994 to 1999. While in the Natural Resources Group, he was promoted to managing director in 1996 and partner in 1998. Mr. Joung founded and led Goldman Sachs’ London-based European Energy Group in investment banking from 1992 to 1994. He began his career with Goldman Sachs in 1987 in the corporate finance department and also worked in the mergers and acquisitions department until 1990. Mr. Joung served as a director of Targa Resources Corp. and Targa Resources Partners, LP from 2007 to February 2011. At Apache, he is chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee.
Skills and Qualifications:

Mr. Joung has spent almost his entire career in the finance industry working with energy companies. Through his experiences in private equity and as an investment banker, Mr. Joung gained significant experience with energy companies, the energy industry, and energy-related capital markets activity, which enhance his contributions to the Board. Those experiences have also given Mr. Joung the ability to identify, assess, and manage risk that can affect a large energy company like Apache.

Term Expires
WILLIAM C. MONTGOMERY	2016
Mr. Montgomery, 53, joined Apache’s Board of Directors in September 2011. Since July 2011, Mr. Montgomery has served as a managing director of Quantum Energy Partners, a private equity firm that focuses on investments in the energy and power industries, and is a member of Quantum’s executive and investment committees. Prior to joining Quantum, Mr. Montgomery was a partner in the investment banking division of Goldman, Sachs & Co. from October 2002 to April 2011, where he headed the firm’s Americas Natural Resources Group as well as its Houston office. During his 22 years as an investment banker, Mr. Montgomery focused globally on large cap energy companies primarily in the upstream, integrated, and oil service sectors. At Apache, Mr. Montgomery is chairman of the Corporate Governance and Nominating Committee and a member of the Management Development and Compensation Committee.
Skills and Qualifications:

Mr. Montgomery has spent almost his entire career working in the finance industry focusing on large cap energy companies. He currently serves as a managing director at Quantum Energy Partners where he provides advice on new and existing investments in the energy and power industries. At Quantum, his duties include membership on the executive and investment committees, which set the firm’s strategy and originate and oversee investments in the upstream, midstream, and oilfield service sectors of the oil and gas industry. Previously, as a partner at Goldman, Sachs & Co. for over eight years, he headed the Americas Natural Resources Group and was a member of the Investment Banking Services Leadership Group. Mr. Montgomery’s contributions to the Board are aided by the knowledge and experience he gains from his current role at Quantum Energy Partners, which involves broad and deep exposure to key issues impacting the upstream, midstream, and oil services sectors. His contributions to the Board are enhanced by his background as an investment banker, where he gained significant experience with the energy industry and energy-related capital markets. Apache also benefits from the extensive relationships that Mr. Montgomery has formed throughout his 23-year career serving various global energy companies.

AMY H. NELSON	2017
Ms. Nelson, 45, joined Apache’s Board of Directors in February 2014. Ms. Nelson is the president of Greenridge Advisors, LLC, an energy services and equipment consulting firm focused on the development, execution and financing of growth strategies, that she founded in 2007. Prior to founding Greenridge, she served as a vice president of SCF Partners, a private equity firm from 2000 to 2007, and she worked for Amoco Production Company in planning and engineering roles from 1992 to 1998. Since 2009, Ms. Nelson has been an adjunct professor of management at Rice University’s Jesse H. Jones Graduate School of Business. At Apache, Ms. Nelson is a member of the Audit Committee.
Skills and Qualifications:

Ms. Nelson has devoted her entire 22-year career to serving companies in the oil and gas industry. Ms. Nelson is the founder and president of Greenridge Advisors, LLC, an energy services and equipment consulting firm, where her consulting practice focuses on the development, execution, and financing of growth strategies for her oil and gas industry clients. She advises her clients on strategy development, acquisition evaluation, and infrastructure development. Prior to founding Greenridge, Ms. Nelson served as vice president of a private equity firm, SCF Partners, where she focused on investment strategy, investment execution, and portfolio company management. Previously, she worked at Amoco Production Company in various roles, including as planning coordinator, project manager, and as an engineer. Her various roles in the oil and gas industry have provided Ms. Nelson with valuable experience in the assessment and management of risk faced by oil and gas companies.

Term Expires
PETER A. RAGAUSS	2017
Mr. Ragauss, 57, joined Apache Corporation’s board of directors in December 2014. Mr. Ragauss retired from Baker Hughes in October 2014, after eight years as senior vice president and chief financial officer. Prior to joining Baker Hughes, he was controller, Refining and Marketing, for BP Plc from 2003 to 2006; chief executive officer for Air BP from 2000 to 2003; and assistant to group chief executive for BP Amoco from 1998 to 2000. Mr. Ragauss was vice president of Finance and Portfolio Management for Amoco Energy International when Amoco Corporation merged with BP. From 1996 to 1998, he served as vice president of Finance for El Paso Energy International and held positions of increasing responsibility at Tenneco, Inc., from 1993 to 1996, and Kidder, Peabody & Co. Incorporated, from 1987 to 1993. At Apache, he is a member of the Audit Committee.
Skills and Qualifications:

Having served in various financial executive positions at a number of oil and gas companies, Mr. Ragauss brings a wealth of accounting and financial experience to our Board, as well as executive experience, also having previously served for three years as a chief executive officer of Air BP. Mr. Ragauss has held various senior financial executive positions in the energy industry having previously served in the roles of chief financial officer, controller, and vice president finance in his career. His various executive and financial roles in the oil and gas industry have provided him with valuable experience in understanding, and a unique insight in approaching, the financial needs of large-scale oil and gas companies.

DIRECTOR INDEPENDENCE

During 2014 and the first two months of 2015, the Board of Directors evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Farris and Mr. Christmann) and all other relevant facts and circumstances. As a result of the evaluation, the Board of Directors determined, as required by the Company’s Governance Principles, that each non-employee director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc. (“NYSE”), The NASDAQ National Market (“NASDAQ”), and the Securities and Exchange Commission (“SEC”). The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

Subject to some exceptions, these standards generally provide that a non-employee director will not be independent if (a) the director is, or in the past three years has been, an employee of the Company; (b) the director or a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company; (c) the director or a member of the director’s immediate family has, in the past three years, received more than $120,000 per year in direct compensation from the Company (other than for service as a director or, for the immediate family member, as a non-executive employee); (d) the director is an employee, or the director or a member of the director’s immediate family is employed as a partner, of Ernst & Young LLP, the Company’s independent registered public accountants, or the director has an immediate family member who is a current employee of such firm and works in any capacity on the Company’s audit, or the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where an Apache executive officer at the same time serves or served on the compensation committee; or (f) the director is an employee, or a member of the director’s immediate family is an executive officer, of a company that makes payments to, or receives payments from, Apache in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or two percent of the consolidated gross revenues of the company receiving the payment.

Lead Director

The Company’s Governance Principles require that the independent (non-employee) directors meet in executive session at least twice each year and, in 2014, they met five times in executive session. These executive sessions are chaired by a lead director. Pursuant to the Company’s Governance Principles, the lead director is an independent director who is elected from time to time, but not less than annually, by the affirmative vote of a majority of the non-management directors. In addition to chairing the executive sessions, the lead director discusses management’s proposed meeting agenda with the other independent directors and reviews the approved meeting agenda with our non-executive chairman and our chief executive officer, leads the discussion with our chief executive officer following the independent directors’ executive sessions, ensures that the Board’s individual group, and committee self-assessments are done annually, leads periodic discussions with other Board members and management concerning the Board’s information needs, and is available for discussions with major shareholders. Charles J. Pitman has served as the Company’s lead director since February 2013. The role and responsibilities of the lead director and the method established for communication of concerns to the independent directors are included in the Company’s Governance Principles.

Reporting of Concerns to Independent Directors

Anyone who has concerns about the Company may communicate those concerns to the independent directors. Such communication should be mailed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, who will forward such communications to the independent directors.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

At different times in the Company’s history the positions of chair and chief executive officer have been split or combined as circumstances have warranted. Consistent with good governance practices, the Company has taken the opportunity of the retirement of our chief executive officer and president G. Steven Farris to create a position for an independent non-executive chair commencing on May 1, 2015. Independent director John E. Lowe has been selected to fill that position. Charles Pitman serves as lead director. The board regularly reviews all aspects of its governance profile, including the board leadership structure and will make changes as appropriate.

Risk Oversight

The goal of the Company’s risk management process is to understand and manage risk; management is responsible for identifying and managing the risks, while directors provide oversight to management in this process. Management identifies the significant risks facing the Company and the approaches to mitigate such risk. The Company’s Governance Principles state that in addition to its general oversight of management, the Board of Directors is responsible for a number of specific functions, including assessing major risks facing the Company and reviewing options for their mitigation.

Our Board of Directors has four standing independent committees: Audit, Corporate Governance and Nominating, Management Development and Compensation, and Stock Plan. Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the Board. The Audit Committee charter provides that the Audit Committee should discuss and consider the process by which senior management of the Company and the relevant departments assess and manage the Company’s exposure to risk, and discuss the Company’s major financial risk exposure and the steps management has taken to monitor, control, and report such exposures. In addition, the Audit Committee reports to the Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the Board of Directors obtain input from management regarding the most significant risks facing the Company and the Company’s risk management strategy. The Audit Committee and the Board ensure that the risks undertaken are consistent with the Board’s tolerance for risk. While the Board is responsible for setting, monitoring and maintaining the Company’s risk management policies and practices, the Company’s executive officers and members of our management team are responsible for implementing and overseeing our day-to-day risk management processes. Additionally, the Board has created a Corporate Risk Committee composed of members of our management team. The Corporate Risk Committee monitors and manages risks and is tasked with, among other things, ensuring sound policies, procedures, and practices are in place to address corporate-wide management of risks. The Company believes that this division of responsibility is the most effective way to monitor and control risk.

In addition to the oversight provided by our full Board of Directors, Audit Committee, executive officers and the members of our management team, including our Corporate Risk Committee, our independent (non-employee) directors hold regularly scheduled executive sessions as often as they deem appropriate, but in any event at least twice each year. These executive sessions are chaired by our lead director, and provide an additional avenue through which we monitor the Company’s risk exposure and policies regarding risk management.

For risk considerations in our compensation programs, please see “Compensation Discussion and Analysis – Risk Considerations in Our Compensation Programs” included in this proxy statement.

STANDING COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Corporate Governance and Nominating (“CG&N”) Committee, a Management Development and Compensation (“MD&C”) Committee, and a Stock Plan Committee. Actions taken by these committees are reported to the Board of Directors at the next Board meeting. During 2014, each of the Company’s current directors attended at least 75 percent of all meetings of the Board of Directors and committees of which he or she was a member. All directors, except Mr. Joung, attended the Company’s 2014 annual meeting of shareholders held on May 15, 2014.

Name	Board	Audit	CG&N	MD&C	Stock Plan
Annell R. Bay (1)	✓		✓
G. Steven Farris	✓*
Randolph M. Ferlic (2)	✓	✓
Eugene C. Fiedorek (3)	✓	✓
A. D. Frazier, Jr.	✓			✓	✓**
Chansoo Joung	✓	✓**	✓
George D. Lawrence	✓			✓**
John E. Lowe	✓			✓	✓
William C. Montgomery	✓		✓**	✓	✓
Amy H. Nelson (4)	✓	✓
Rodman D. Patton	✓	✓
Charles J. Pitman	✓†		✓		✓
Peter A. Ragauss (5)	✓	✓
No. of Meetings in 2014	15	10	5	5	6

*	Chairman of the Board
**	Committee Chairman
†	Lead Director
(1)	Ms. Bay joined the Board of Directors in May 2014.
(2)	Dr. Ferlic retired from the Board of Directors in May 2014.
(3)	Mr. Fiedorek retired from the Board of Directors in February 2014.
(4)	Ms. Nelson joined the Board of Directors in February 2014.
(5)	Mr. Ragauss joined the Board of Directors in December 2014.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s consolidated financial statements, accounting and financial reporting processes, and systems of internal controls over accounting and financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence, and performance, including sole authority for appointment, compensation, oversight, evaluation, and termination; (iv) the performance of the Company’s internal audit function; (v) the report of the Audit Committee required by the rules of the SEC, as included in this proxy statement; and (vi) the fulfillment of the other responsibilities set out in its charter. The Audit Committee charter, as adopted by the Board of Directors and which reflects applicable SEC, NYSE and NASDAQ rules and regulations, is available on the Company’s website (www.apachecorp.com).

As described more fully above in “Board Leadership Structure and Risk Oversight,” the Audit Committee is also tasked with overseeing the guidelines, policies, and controls governing the process by which management of the Company assesses and manages the Company’s exposure to risk.

The Board of Directors has determined that all members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K under the Securities Act of 1933, as amended, and each are considered “financially literate” under NYSE rules. During 2014 and the first two months of 2015, the Board of Directors reviewed the composition of the Audit Committee pursuant to the rules of the SEC, NYSE and NASDAQ governing audit committees. Based on this review, the Board of Directors confirmed that all members of the Audit Committee are “independent” under the SEC, NYSE and NASDAQ rules.

CG&N Committee

The duties of the CG&N Committee include recommending to the Board of Directors the slate of director nominees submitted to the shareholders for election at each annual meeting and proposing qualified candidates to fill vacancies on the Board of Directors. The CG&N Committee is also responsible for developing corporate governance principles for the Company, reviewing related party transactions, and overseeing the evaluation of the Board of Directors. During 2014 and the first two months of 2015, the Board of Directors reviewed the composition of the CG&N Committee pursuant to the rules of the NYSE and NASDAQ governing nominating and governance committees. Based on this review, the Board of Directors confirmed that all members of the CG&N Committee are “independent” under the NYSE and NASDAQ rules. The CG&N Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

The CG&N Committee considers director nominee recommendations from executive officers of the Company, independent members of the Board and shareholders of the Company, as well as recommendations from other interested parties. The CG&N Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Shareholder recommendations for director nominees received by Apache’s corporate secretary (at the address for submitting shareholder proposals and nominations set forth under the heading “Future Shareholder Proposals and Director Nominations” below) are forwarded to the CG&N Committee for consideration.

MD&C Committee

The MD&C Committee reviews the Company’s management resources and structure and administers the Company’s compensation programs and retirement, stock purchase and similar plans. Under the provisions of its charter, the MD&C Committee may, at its discretion and if allowed by applicable laws or regulations, delegate all or a portion of its duties and responsibilities to a subcommittee of the MD&C Committee composed of at least two members. During 2014 and the first two months of 2015, the Board of Directors reviewed the composition of the MD&C Committee pursuant to the rules of the NYSE and NASDAQ governing compensation committees. Based on this review, the Board of Directors confirmed that all members of the MD&C Committee are “independent” under the NYSE and NASDAQ rules. The MD&C Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

Stock Plan Committee

The principal purpose of the Stock Plan Committee is to assist the Board of Directors in the discharge of its responsibilities related to equity-based compensation for the Company’s employees, including the named executive officers. The Stock Plan Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

The members of the Stock Plan Committee are “outside directors” as defined by applicable federal tax law or regulations of the Internal Revenue Service. The duties of the Stock Plan Committee include (i) administration of the Company’s equity-based compensation plans and programs and approval, award, and administration of grants made thereunder, (ii) certification of performance goals and their achievement, (iii) making recommendations to the Board of Directors with respect to the Company’s equity-based compensation plans and programs, and (iv) any other duties and responsibilities expressly delegated to the Stock Plan Committee by the Board of Directors relating to equity-based compensation plans and programs.

Committee Charters

As noted above, you can access electronic copies of the charters of the Audit Committee, CG&N Committee, MD&C Committee, and Stock Plan Committee of the Board of Directors on the Company’s website (www.apachecorp.com). Our Governance Principles and our Code of Business Conduct, which meets the requirements of a code of ethics under applicable SEC regulations and NYSE and NASDAQ standards, each document as amended from time to time, are available on the Company’s website. You may request printed copies of any of these documents by writing to Apache’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

CRITERIA FOR NEW BOARD MEMBERS

AND RE-ELECTION OF BOARD MEMBERS

The CG&N Committee considers the following criteria in recommending new nominees or the re-election of directors to the Company’s Board of Directors and its committees:

•	Expertise and perspective needed to govern the business and strengthen and support senior management – for example: strong financial expertise, knowledge of international operations, or knowledge of the petroleum industry and/or related industries.

•	Sound business judgment and a sufficiently broad perspective to make meaningful contributions.

•	Interest and enthusiasm in the Company and a commitment to become involved in its future.

•	The time and energy to meet Board of Directors commitments.

•	Ability to constructively participate in discussions, with the capacity to quickly understand and evaluate complex and diverse issues.

•	Dedication to the highest ethical standards.

•	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges.

•	An awareness of the dynamics of change and a willingness to anticipate and explore opportunities.

All decisions to recommend the nomination of a new nominee for election to the Board of Directors or for the re-election of a director are within the sole discretion of the CG&N Committee.

All director candidates are evaluated, and the decision of whether or not to nominate a particular candidate is made, based solely on Company- and work-related factors and not with regard to a candidate’s or director’s inclusion in any protected class or group identified in the Company’s anti-discrimination policy.

The above criteria and guidelines, together with the section of the Company’s Governance Principles entitled “Qualifications of Board Members” constitute the policy of the CG&N Committee regarding the recommendation of new nominees or the re-election of directors to the Company’s Board of Directors or its committees. The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

Diversity

Company policy precludes directors and employees from discriminating against any protected group. Company policy also precludes directors and employees from basing work-related decisions on anything other than work-relevant criteria. The Company’s approach to diversity complements these policies without conflicting with them. We believe that Board diversity in all its aspects is essential to our business. Our criteria for Board selection, summarized in this section, operates as our diversity policy.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is operated under a charter that specifies the scope of the Committee’s responsibilities. The charter, which is reviewed annually and available on the Company’s website (www.apachecorp.com), was last amended effective July 16, 2014.

The Board of Directors has determined that all four members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations, including the listing standards of the New York Stock Exchange and the NASDAQ National Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The Company’s management has the primary responsibility for preparing the Company’s financial statements, managing the accounting and financial reporting processes, devising and maintaining the systems of internal controls over financial reporting, and assessing the effectiveness of internal controls over financial reporting. Ernst & Young LLP, Apache’s independent registered public accounting firm (the “independent auditors”), is responsible for the integrated audit of the consolidated financial statements and auditing the Company’s internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures on behalf of the Board of Directors.

The Audit Committee held ten meetings during fiscal year 2014, including the four in-person meetings referenced below. The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function, and the Company’s independent auditors. Meeting agendas are set based upon the Audit Committee Charter and also include suggested topics from Committee members and/or other relevant topics. At all four of the Audit Committee meetings held in person during 2014, the Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

The Committee is responsible for oversight of the qualifications, performance, and independence of the Company’s independent auditors and annually determines whether to retain the Company’s current independent auditors or retain another auditor. In doing so, the Audit Committee takes into consideration a number of factors, including the historical and recent performance of the independent auditors and lead partner, its global capabilities, its knowledge of the Company’s operations and industry, external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (United States) (“PCAOB”) reports, and independence. The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditors, in both fact and appearance.

The Audit Committee discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee reviewed with the independent auditors, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the PCAOB, including PCAOB Auditing Standard No. 16, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditors the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditors’ independence.

The Audit Committee also reviewed and discussed together with management, the internal auditors, and the independent auditors the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, including the clarity of disclosures in the financial statements, the results of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and the independent auditors’ audit of the Company’s internal controls over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2014, filed by the Company with the Securities and Exchange Commission.

March 3, 2015	Members of the Audit Committee

Chansoo Joung, Chairman
Amy H. Nelson
Rodman D. Patton
Peter A. Ragauss

DIRECTOR COMPENSATION

Summary of 2014 Director Compensation Changes

Under the terms of the Company’s Non-Employee Directors’ Compensation Plan, each non-employee director receives an annual retainer, paid partially in cash and partially in stock. Effective July 1, 2014, the annual board retainer was restructured to:

•	reduce the cash component to one-third from one-half; and

•	increase the equity component to two-thirds from one-half.

As the changes were effective mid-year, the resulting mix of compensation for 2014 was approximately 42 percent cash and 58 percent equity.

Also effective July 1, 2014:

•	the equity component of the annual board retainer for the Company’s non-employee directors will not be paid out until the non-employee director retires or otherwise leaves the Board of Directors;
•	the stock ownership requirement for the Company’s non-employee directors was increased to six times the annual cash retainer; and
•	the retirement plan for the Company’s non-employee directors was amended to limit participation to those members first elected to the Board of Directors on or before June 30, 2014.

Non-Employee Directors’ Cash Compensation

During 2014, each non-employee director received a cash retainer for service on the Board of Directors. The lead director and the chairman of each committee received an additional cash retainer. There were no separate meeting attendance fees.

The following chart shows the annual retainer amounts effective as of July 1, 2014 (following the retainer restructuring), the amounts actually paid in 2014, and the amounts in effect through June 30, 2014:

	Annual Amount as of 07/1/2014	Actual Amount Paid for 2014	Annual Amount through 06/30/2014
Board of Directors	$100,000	$125,000	$150,000
Lead Director	$25,000	$12,500	$0
Audit Committee Chairman	$20,000	$17,500	$15,000
CG&N Committee Chairman	$15,000	$15,000	$15,000
MD&C Committee Chairman	$20,000	$17,500	$15,000
Stock Plan Committee Chairman	$5,000	$10,000	$15,000

Under the terms of the Non-Employee Directors’ Compensation Plan, non-employee directors can defer receipt of all or any portion of their cash retainers. Deferred cash amounts accrue interest equal to the Company’s rate of return on its short-term marketable securities. Once each year, participating directors may elect to transfer all or a portion of their deferred cash amounts into the form of shares of Apache common stock. After such election, amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director.

Amounts are paid out in cash and/or shares of Apache common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period. During 2014, one non-employee director deferred all of his cash retainer fees and one non-employee director deferred a portion of his cash retainer fees.

Non-Employee Directors’ Restricted Stock Units Program

In May 2011, the Company established the Non-Employee Directors’ Restricted Stock Units Program (the “RSU Program”), pursuant to the Company’s 2011 Omnibus Equity Compensation Plan. Effective July 1, 2014, the RSU Program was amended to provide that all non-employee directors were eligible to receive grants of restricted stock units (“RSUs”) at the end of each calendar quarter, with the number of RSUs calculated by dividing $50,000 by the fair market value of a share of Apache common stock on the date of grant, rounded down to the nearest whole number. Each RSU is equivalent to one share of common stock. If applicable, the grant is prorated for a non-employee director’s service during the calendar quarter.

The amount used to calculate the number of RSUs granted in 2014 was based on an aggregate amount of $175,000, reflecting an increase to $200,000 effective July 1, 2014, from $150,000 in 2013. The following chart shows the aggregate number of RSUs granted to each non-employee director during 2014:

Date	Number of RSUs Granted	Fair Market Value
July 16, 2014	750	$74,903
September 30, 2014	532	$49,939
December 31, 2014	797	$49,948

The RSUs vest as of the grant date, with 100 percent automatic, mandatory deferral into the Outside Directors’ Deferral Program (the “Deferral Program”) established as of July 16, 2014, pursuant to the Company’s 2011 Omnibus Equity Compensation Plan. Deferrals are invested in stock units with each stock unit being equivalent to one share of common stock. Stock units accrue dividends as if the stock were issued and outstanding when such dividends were payable, and all dividend amounts are invested in additional stock units. All stock units are maintained in a separate memorandum account for each non-employee director. Stock units in the Deferral Program will be converted to shares of common stock and paid out upon the non-employee director’s retirement or other termination of his or her directorship.

Annual Review of Director Compensation

In our annual review of director compensation, the Board determined that the aggregate compensation paid to the Company’s directors for 2013 was the lowest of our Compensation Peer Group (as defined in the Compensation Discussion and Analysis section). As discussed above, during 2014, the Board restructured our non-employee director compensation program to reduce the cash component to one-third from one-half and to increase the equity component to two-thirds from one-half. Notwithstanding these changes, the benchmarking analysis provided to the Board for 2014 indicated that the average director compensation would remain the lowest of our Compensation Peer Group at that time.

Director Share Ownership Requirement

The Company has a minimum share ownership requirement for non-employee directors and, effective July 16, 2014, the requirement was updated to require that each non-employee director directly own shares and/or share equivalents the total value of which is equal to or greater than six times the annual board retainer paid in cash. Based on an annual cash retainer of $100,000, effective as of July 1, 2014, each non-employee director will now be required to own shares and/or share equivalents the total value of which is at least $600,000. Non-employee directors must meet the ownership requirement within three years of the later of (i) adoption of the updated requirement or (ii) the date of his or her appointment to the Board of Directors. Once achieved, each non-employee director must continue to meet the minimum share ownership requirement for the duration of his or her service on the Board.

As of January 31, 2015, each non-employee director directly owned shares of the Company’s common stock and/or share equivalents with total value equal to or greater than $600,000 (six times the annual cash board retainer), except Mr. Lowe, Ms. Nelson, Ms. Bay, and Mr. Ragauss. Each of Mr. Lowe, Ms. Nelson, and Ms. Bay has until July 16, 2017, to meet the requirement. Mr. Ragauss has until December 16, 2017, to meet the requirement. See beneficial ownership information under the heading “Securities Ownership and Principal Holders” below.

Pledging and Hedging Policies

The Company has a pledging policy that prohibits non-employee directors and executive officers from holding Apache securities in a margin account or pledging any Apache securities as collateral for a loan. The Company also has a hedging policy that prohibits non-employee directors and executive officers from entering into any hedge, or other transaction (such as puts, calls, options, or other derivative securities), in Apache securities that has the effect of limiting the risk of ownership of Apache common stock or stock options. As of the date of this proxy statement, each non-employee director was in compliance with the Company’s pledging and hedging policies.

Outside Directors’ Retirement Plan

An unfunded retirement plan for non-employee directors was established in December 1992. The Outside Directors’ Retirement Plan was most recently amended on July 16, 2014, effective as of June 30, 2014, to (i) limit participation to those members first elected to the Board of Directors on or before June 30, 2014 and (ii) specify that the amount of benefits will be determined as of the earlier of the date the non-employee director ceases to be a member of the Board of Directors or June 30, 2014, at which date the annual cash board retainer was $150,000.

The plan is administered by the MD&C Committee and generally pays an annual benefit equal to 100 percent of the retired director’s annual cash board retainer for a period based on length of service. Payments are made either (i) on a quarterly basis, for a maximum of ten years, or (ii) in a single lump sum equal to the net present value of the quarterly payments to which the director is entitled, and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2014, benefits were paid under this plan to five former directors who retired from the Company’s Board of Directors in 2012, 2013, or 2014.

Prior Plan for Directors’ Equity Compensation

The Equity Compensation Plan for Non-Employee Directors, originally established in February 1994, was terminated in January 2007. The original expiration date for this plan was July 1, 2009, with a maximum of 50,000 shares of common stock (115,500 shares after adjustment for the Company’s 2002 and 2003 stock dividends and 2004 stock split) for awards granted during the term of the plan. However, in February 2007, the plan was amended to provide that no new awards would be granted subsequent to January 1, 2007, and no awards have been made since that date. The plan continues in existence solely for the purpose of governing still-outstanding awards made prior to January 1, 2007.

Awards were made from shares of common stock held in the Company’s treasury and were automatic and non-discretionary. All shares awarded under the plan have vested, have full dividend and voting rights, and are not eligible for sale while the non-employee director is still serving as a member of the Board of Directors.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2014:

Name (1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (2) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f) (10)(g)	All Other Compensation ($)		Total ($) (h)
Annell R. Bay (3)	70,192	120,061	—	—	—	—		190,253
Randolph M. Ferlic (4)	61,875	—	—	—	—	93,750	(6)	155,625
Eugene C. Fiedorek (5)	25,000	—	—	—	—	1,317,284	(7)	1,342,284
A.D. Frazier, Jr.	135,000	174,789	—	—	—	—		309,789
Chansoo Joung	136,875	174,789	—	—	—	—		311,664
George D. Lawrence	142,500	174,789	—	—	—	—		317,289
John E. Lowe	125,000	174,789		—	—	—		299,789
William C. Montgomery	134,375	174,789	—	—	—	—		309,164
Amy H. Nelson (8)	112,500	160,408	—	—	—	—		272,908
Rodman D. Patton	125,000	174,789	—	—	—	—		299,789
Charles J. Pitman	143,125	174,789	—	—	—	—		317,914
Peter A. Ragauss (9)	4,167	8,272	—	—	—	—		12,439

(1)	Employee directors do not receive additional compensation for serving on the Board of Directors or any committee of the Board. G. Steven Farris, the Company’s former chairman and chief executive officer, is not included in this table as he was an employee of the Company during 2014. The compensation he received as an employee of the Company is shown in the Summary Compensation Table.
(2)	Grant date fair value, as computed in accordance with FASB ASC Topic 718, of restricted stock units granted during 2014 to each non-employee director based on the per share closing price of the Company’s common stock on grant date.
None of the non-employee directors had unvested restricted stock units or restricted Apache common stock at year-end 2014.
(3)	Ms. Bay was appointed to the Board of Directors on May 14, 2014.
(4)	Dr. Ferlic retired from the Board of Directors effective May 15, 2014.
(5)	Mr. Fiedorek retired from the Board of Directors effective February 28, 2014.
(6)	Benefits paid pursuant to the Outside Directors’ Retirement Plan.
(7)	Lump sum payment equal to net present value of the quarterly payments to which Mr. Fiedorek was entitled under the Outside Directors’ Retirement Plan.
(8)	Ms. Nelson was appointed to the Board of Directors on February 5, 2014.
(9)	Mr. Ragauss was appointed to the Board of Directors on December 16, 2014.
(10)	Earnings not included in column (f) of the Director Compensation Table as they are not above-market or preferential earnings.

SECURITIES OWNERSHIP AND PRINCIPAL HOLDERS

The following tables set forth, as of January 31, 2015 (except as noted), the beneficial ownership of (i) each director or nominee for director of the Company, (ii) the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers who served as officers of the Company during 2014, and (iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Common Stock, par value $0.625	G. Steven Farris	862,356	(5)(6)(7)	*
	Annell R. Bay	1,534	(3)	*
	A. D. Frazier, Jr.	29,288	(2)(3)	*
	Chansoo Joung	32,370	(3)	*
	George D. Lawrence	51,585	(2)(3)	*
	John E. Lowe	7,453	(3)	*
	William C. Montgomery	17,232	(3)	*
	Amy H. Nelson	4,440	(3)	*
	Rodman D. Patton	49,835	(2)(3)	*
	Charles J. Pitman	42,437	(2)(3)	*
	Peter A. Ragauss	132	(3)	*
	John J. Christmann	126,038	(4)(5)(6)(7)	*
	Thomas E. Voytovich	130,696	(5)(6)(7)	*
	Michael S. Bahorich	151,797	(5)(7)	*
	P. Anthony Lannie	109,439	(5)(6)(7)	*
	Roger B. Plank	426,850	(5)(6)(7)(8)	*
	Thomas P. Chambers	109,429	(4)(5)(6)(7)(8)	*
	Alfonso Leon	58,877	(5)(7)(8)	*
	All directors, nominees, and executive officers as a group (including the above named persons)	3,257,584	(4)(5)(6)(7)	*

*	Represents less than one percent of outstanding shares of common stock.
(1)	All ownership is sole and direct unless otherwise noted. Inclusion of any common shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.
(2)	Includes vested restricted common shares awarded under the Company’s Equity Compensation Plan for Non-Employee Directors.

(footnotes continued on following page)

(3)	Includes the following common share equivalents related to retainer fees deferred under the Company’s Non-Employee Directors’ Compensation Plan and/or the Company’s Outside Directors Deferral Program: Ms. Bay – 1,534; Mr. Frazier – 2,085; Mr. Joung – 2,085; Mr. Lawrence – 11,687; Mr. Lowe – 2,085; Mr. Montgomery – 2,085; Ms. Nelson – 1,940; Mr. Patton – 19,165; Mr. Pitman – 2,514; and Mr. Ragauss—132.
(4)	Includes the following common stock equivalents held through the Company’s Deferred Delivery Plan: Mr. Christmann – 908; Mr. Chambers – 6,072; and all executive officers as a group – 135,807.
(5)	Includes the following common shares issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr. Farris – 330,333; Mr. Christmann – 35,676; Mr. Voytovich – 40,005; Mr. Bahorich – 63,141; Mr. Lannie – 49,263; Mr. Plank – 114,866; Mr. Chambers – 31,956; Mr. Leon – 17,359; and all executive officers as a group – 1,094,398.
(6)	Includes shares held by the trustee of the Company’s 401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan: Mr. Farris – 49,007; Mr. Christmann – 10,666; Mr. Voytovich – 3,808; Mr. Lannie – 10,590; Mr. Plank – 46,827; Mr. Chambers – 8,783; and all executive officers as a group – 187,920.
(7)	Includes the following restricted stock units granted under the Company’s 2007 and 2011 Omnibus Equity Compensation Plans: Mr. Farris – 77,891; Mr. Christmann – 60,093; Mr. Voytovich – 62,740; Mr. Bahorich – 29,569; Mr. Lannie – 28,298; Mr. Plank – 31,326; Mr. Chambers – 33,928; Mr. Leon – 25,883; and all executive officers as a group – 577,195.
(8)	Latest available information on or about the officer’s retirement or resignation date.

The following table sets forth the only persons known to the Company, as of February 28, 2015, to be the owners of more than five percent of the outstanding shares of the Company’s common stock, according to reports filed with the SEC:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock par value $0.625	BlackRock, Inc. 55 East 52nd Street New York, New York 10022	25,943,655 (a)	6.88

Common Stock par value $0.625	Dodge & Cox 555 California Street, 40th Floor San Francisco, California 94104	29,914,330 (b)	7.94

Common Stock par value $0.625	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	26,413,187 (c)	7.01

Common Stock par value $0.625	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	20,308,846 (d)	5.39

(a)	Per Schedule 13G/A, dated January 12, 2015, filed by BlackRock, Inc. on February 9, 2015.
(b)	Per Schedule 13G, dated February 13, 2015, filed by Dodge & Cox on February 13, 2015.
(c)	Per Schedule 13G/A dated February 17, 2015, filed by T. Rowe Price Associates, Inc. on February 13, 2015.
(d)	Per Schedule 13G, dated February 9, 2015, filed by The Vanguard Group on February 11, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, as well as beneficial owners of ten percent or more of the Company’s common stock, to report their holdings and transactions in the Company’s securities. Based on information furnished to the Company and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2014, the Company’s directors and officers timely filed all reports required by Section 16(a).

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2014, relating to the Company’s equity compensation plans, under which grants of stock options, restricted stock units, and other rights to acquire shares of Apache common stock may be granted from time to time.

	(a)	(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1) (5)	12,151,674	$90.34	(3)	21,936,102	(4)
Equity compensation plans not approved by security holders (2) (5)	230,052	—		585,331
Total	12,381,726	$90.34	(3)	22,521,433

(1)	Includes the Company’s 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan, and 2011 Omnibus Equity Compensation Plan (including 2013 and 2014 Total Shareholder Return Programs).
(2)	Includes the Company’s Non-Employee Directors’ Compensation Plan and Deferred Delivery Plan.

The Company’s Deferred Delivery Plan allows officers and certain key employees to defer income from restricted stock units granted under the 2007 Omnibus Equity Compensation Plan and the 2011 Omnibus Equity Compensation Plan in the form of deferred units. Each deferred unit is equivalent to one share of Apache common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)	Weighted average exercise price of outstanding stock options; excludes restricted stock units, performance-based stock units, and deferred stock units.
(4)	Available for grant under the 2011 Omnibus Equity Compensation Plan, as of December 31, 2014.
(5)	See Note 10 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2014, for the material features of the 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan, the stock options converted to Apache stock options in connection with the acquisition of Mariner Energy, Inc., and the 2011 Omnibus Equity Compensation Plan (including 2013 and 2014 Total Shareholder Return Programs).

EXECUTIVE OFFICERS OF THE COMPANY

Biographical information for the executive officers of the Company is set forth below. Biographical information for John J. Christmann is set forth above under the caption “Continuing Directors.”

MICHAEL S. BAHORICH, 58, was appointed executive vice president and chief technology officer in November 2010, having previously served as the Company’s executive vice president and technology officer since February 2009, executive vice president – exploration and production technology since May 2000, vice president—exploration and production technology since January 1999, vice president—exploration technology since December 1997, and chief geophysicist since 1996. From 1981 until joining the Company in 1996, he held positions of increasing responsibility at Amoco Corporation in Denver, Colorado and Tulsa, Oklahoma. Mr. Bahorich is a director of Global Geophysical, a member of the board of trustees of the Houston Museum of Natural Science and of the Star of Hope, and has served on advisory boards at Stanford and Yale.

GARY T. CLARK, 44, was appointed vice president—investor relations in August 2014. Prior to joining the company, he served as vice president, investor relations and communications for Chesapeake Energy Corporation from November 2013 to August 2014, having been senior director, investor relations, since April 2012. Previously, Mr. Clark was co-portfolio manager for Dynamis Advisors, LLC from October 2005 to March 2012, and senior securities analyst for the State Teachers Retirement System of Ohio from 2001 to 2005.

MATTHEW W. DUNDREA, 61, was appointed senior vice president – treasury and administration in November 2010, having previously served as the Company’s vice president and treasurer since July 1997, treasurer since March 1996, and assistant treasurer since 1994. Prior to joining the Company, Mr. Dundrea held positions of increasing responsibility at Union Texas Petroleum Holding, Inc. from 1982 to 1994.

RODNEY J. EICHLER, 65, was appointed executive advisor to the chairman and as chief executive officer, Kitimat LNG (Upstream), effective January 1, 2014, having been president and chief operating officer from 2011 through 2013. He previously served as the Company’s co-chief operating officer and president – international since February 2009, executive vice president – Egypt since February 2003, regional vice president in Egypt since 1999, and vice president of exploration and production in Egypt since 1997. Mr. Eichler also served as regional vice president for the Western region in Houston since 1996, and regional exploration and development manager for the Rocky Mountain region in Denver since 1993. Prior to joining the Company, he was vice president – exploration for Axem Resources, LLC in Denver, Colorado, and held geologist and management roles for Tenneco Oil Company.

JON A. GRAHAM, 60, was appointed vice president, health, safety, security and environmental, effective January 1, 2014, having served as vice president – environmental, health and safety since May 2011 and as the Company’s region vice president and country manager in Argentina since June 2009. He joined the Company in 1994 as reservoir engineering manager in the Rockies Region. He was also vice president for reservoir engineering in Canada, reservoir engineering manager for the Western and Gulf of Mexico regions, Gulf Coast Onshore Region vice president, and engineering general manager for Apache Egypt Companies. Prior to joining Apache, he was associated with Hunt Oil Co., Pacific Enterprises Oil Co., Santa Fe Minerals, and Amoco.

RODNEY A. GRYDER, 66, was appointed vice president, audit in November 2010. He previously served as the Company’s director, internal audit and business analysis since December 2001, and director, internal audit since 1998. Prior to joining Apache, Mr. Gryder was the director of corporate audit services at Western Atlas, Inc., manager of internal audit at TransTexas Gas Corporation, finance manager at Occidental International Exploration & Production, and held various audit positions at Tenneco Oil Exploration & Production.

MARGERY M. HARRIS, 54, was appointed executive vice president—human resources in December 2011, having been senior vice president—human resources since February 2011, and vice president – human resources since September 2007. Prior to joining the Company, she was consultant/principal of MMH Consulting Services, a privately-held human resources consulting firm, from 2006 to September 2007, executive vice president and senior vice president—human resources with Texas Genco LLC, a wholesale power generator, from 2005 to 2006, and senior vice president—human resources and administration of Integrated Electrical Services, Inc., from 2000 to 2005. Ms. Harris worked for Santa Fe Snyder (successor to Santa Fe Energy Resources) from 1995 to 2000 in a variety of human resources capacities, including vice president—human resources.

REBECCA A. HOYT, 50, was appointed senior vice president, chief accounting officer, and controller in August 2014, having been vice president, chief accounting officer, and controller since November 2010. She previously served as the Company’s vice president and controller since November 2006, assistant controller since 2003, and held positions of increasing responsibility within the accounting area since joining the Company in 1993. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm, from 1992 to 1993.

P. ANTHONY LANNIE, 60, was appointed executive vice president and general counsel in August 2009, and was interim chief financial officer from October 9, 2014 through March 2, 2015. Mr. Lannie served as senior vice president and general counsel since May 2004, and vice president and general counsel since March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998.

JANINE J. MCARDLE, 54, was appointed senior vice president – gas monetization in September 2010, having been vice president—oil and gas marketing since November 2002. Prior to joining the Company, she served as managing director for Aquila Europe Ltd from November 2001 to October 2002, and held executive and management positions with Aquila Energy Marketing from 1993 to November 2001, including vice president—trading and vice president—mergers and acquisitions. Previously, she was a partner in Hesse Gas from 1991 to 1993, and was a member of the board of directors of Intercontinental Exchange, the electronic trading platform, from 2000 to October 2002. Ms. McArdle is a member of the board of directors of the Palmer Drug Abuse Program, a charitable health services organization.

AARON S. G. MERRICK, 52, was appointed vice president – information technology in August 2009, having served as director of information technology since March 2006. Prior to joining the Company, he was president of Merrick Applied Consulting, Inc. from July 2005 to March 2006, and owner of Aaron Merrick Computer Consulting from 2002 to 2005, consulting with Apache on the development of its data warehouse. He served as vice president of T-NETIX, Inc., a specialized telecommunications company, from 1995 to 2000, and was previously employed by the Company as assistant director of gas flow management from 1991 to 1994. From 1984 to 1990, Mr. Merrick was with KPMG Peat Marwick, an independent public accounting firm.

URBAN F. O’BRIEN, 61, was appointed vice president – governmental affairs in August 2009, having previously served as director of governmental, regulatory and community affairs since 1992. Prior to joining the Company, Mr. O’Brien served as governmental affairs manager for Mitchell Energy, special projects director for U.S. Representative Lloyd Bentsen, and projects coordinator for U.S. Representative Michael A. Andrews.

W. KREGG OLSON, 61, was appointed executive vice president—corporate reservoir engineering in August 2009, having been senior vice president—corporate reservoir engineering since September 2007, and vice president—corporate reservoir engineering since January 2004. Prior to that, Mr. Olson served as director of technical services from 1995 through 2003, and held positions of increasing responsibility within corporate reservoir engineering since joining the Company in 1992. Previously, he was associated with Grace Petroleum Corporation.

CHERI L. PEPER, 61, was appointed corporate secretary in May 1995, having previously served as assistant secretary since 1992. Prior to joining the Company, she was assistant secretary for Panhandle Eastern Corporation (subsequently PanEnergy Corp.) since 1988. Ms. Peper is a certified public accountant and a director of MemberSource Credit Union, formerly known as PT&T Federal Credit Union.

STEPHEN J. RINEY, 54, was appointed executive vice president on February 18, 2015, and chief financial officer effective March 3, 2015. Prior to joining the Company, he served as chief financial officer for BP Exploration and Production from July 2012 to January 2015, and global head of mergers and acquisitions for BP plc from January 2007 to June 2012.

JON W. SAUER, 54, was appointed senior vice president—tax in August 2014, having been vice president—tax since May 2001, director of tax since March 1997, and manager of tax since August 1992. Prior to joining the Company, Mr. Sauer was tax manager with Swift Energy Company, Houston, Texas, from 1989 to 1992, and a manager in the tax practice of Arthur Andersen & Co., an independent public accounting firm, from 1983 to 1989. Mr. Sauer is a certified public accountant and past chairman of the American Exploration & Production Council (formerly Domestic Petroleum Council) tax committee.

SARAH B. TESLIK, 61, was appointed senior vice president—communications, public affairs, and governance in May 2014, having been senior vice president—policy and governance since October 2006. Prior to joining the Company, she was chief executive officer of the Certified Financial Planner Board of Standards, Inc. from November 2004 to October 2006, and executive director of the Council of Institutional Investors from July 1988 to October 2004.

THOMAS E. VOYTOVICH, 58 was appointed executive vice president and chief operating officer, international, effective January 1, 2014, having been executive vice president, international operations, since February 2013, and regional vice president and general manager in Egypt since June 2009. He previously served as regional vice president for the Central region in Tulsa, Oklahoma, since March 2006, regional exploration manager for the Central region since May 2004, and in various technical positions with the Company in Tulsa beginning in March 1993. Prior to joining the Company, Mr. Voytovich held positions of increasing responsibility with Hillin-Simon Oil Company, Berexco Inc., Petro-Lewis Corporation, and Shell Oil Company from 1978 to 1993.

COMPENSATION DISCUSSION AND ANALYSIS

A YEAR OF COMPENSATION ACTION

Our pay story in 2014 is one of unwavering alignment to our compensation principles despite our performance shortfalls – we recognize we have performed poorly relative to our peers. But our pay story has another chapter as well: compensation is a key tool we use to compete with our peers for talent that can realize top value from our exceptional assets and sound strategy.

Due to the recent changes we made to our compensation program:

•	Our former CEO, who retired in 2015, received no increase in base pay in the years 2010-2014.

•	His performance-based equity awards increased from an average of 32 percent of his total equity awards in 2011-2012 to 59 percent of his total equity awards in 2013-2014.

•	His average reported compensation for the years 2013-2014 was 35 percent lower than his average reported compensation for 2011-2012.

•	His realized pay dropped even more – it was:

•	down 66 percent from his reported 2010 pay,

•	down 41 percent from his reported 2011 pay, and

•	down 34 percent from his reported 2012 pay.

The other updates we made to our 2014 pay plans share the same theme.

•	Our annual cash incentive bonus plan is better aligned with corporate strategy.

•	We increased the target percentage of 2014 equity awards that are performance-based to 67 percent for the CEO and 50 percent for the other NEOs.

•	We improved our TSR share program by limiting the maximum payout to target for performance periods in which our absolute TSR was negative and setting target achievement above median performance of our peer group.

•	We suspended the granting of stock options.

•	Our new business performance share plan is based on business results.

•	Effective July 1, 2014, we increased the percentage of our directors’ annual retainer payable in stock to two-thirds and now require that such stock be held until directors leave the board.

Through regular engagement with our shareholders, we continue to look for ways to make our compensation programs the best they can be. The feedback we received from our shareholders led to our making numerous changes to our pay and governance provisions over the last two years, resulting in a 96 percent say on pay approval vote in 2014.

A YEAR OF STRATEGIC ACTION

We accomplished these compensation actions in a year already full of change. We continued our transition to becoming a premier North American onshore resource E&P company through strategic divestment of material non-core assets, driving down costs, drilling more productive wells, and continuing to mature several resource plays. In 2014, we repurchased 21.0 million of our shares, reducing our share count by 5.3 percent, and in early 2015, we reduced our employee base by approximately 5 percent to better align with our reduced asset base.

Finally, we completed a multi-year succession-planning process with the retirement, in January 2015, of our long-serving CEO, G. Steven Farris, and the appointment of long-time Apache employee, John J. Christmann, IV, formerly executive vice president and chief operating officer-North America, as CEO. Consistent with good governance principles, we incorporated into this transition the appointment of a separate board chair, initially Mr. Farris until he retires from the board on May 1, 2015, and then independent director John E. Lowe.

A YEAR OF BUILDING ON PAY BEST PRACTICES

We continued to add to or improve on our compensation best practices, including:

•	Significant Performance-Based Pay: Our performance-based equity compensation comprised 55 percent of our NEOs’ aggregate equity compensation for fiscal year 2014.

•	Long-term vesting: Our equity-based pay vehicles have multi-year vesting periods to reward long-term performance and deter inappropriate risk taking.

•	Multiple Performance Measures: We use multiple performance measures that include short- and long-term objectives to evaluate executive performance.

•	Stock Ownership Requirements: We have stock ownership requirements for our directors and officers. Our CEO must hold six times base salary in stock. All officers and directors have hold-until-retirement or termination requirements in addition to their multiple-of-pay holding requirements.

•	No Repricing: Our stock options cannot be repriced, reset, or exchanged for cash if under water.

•	Anti-Pledging Policy: We prohibit our directors and executive officers from holding Apache securities in a margin account or pledging any Apache securities as collateral for a loan.

•	Double Trigger: We continued and formalized our policy of requiring a double trigger for accelerated vesting of equity upon a change in control.

•	Clawback: Each equity award is conditioned on repayment or forfeiture as required by existing law, including Sarbanes-Oxley Act of 2002 and Dodd-Frank Wall Street Reform and Consumer Protection Act.

•	No Gross-Ups: We do not make tax gross-ups to executive officers except for (i) our expatriate tax-equalization policy, which is available to all Apache expatriates, and (ii) tax gross ups of continuing certain group benefits like health insurance upon a change in control pursuant to our Income Continuance Plan (which provides benefits to various categories of our employees including our officers).

•	Employment Contracts: Effective with the retirement of our former CEO, all of our employees are employed “at will,” with no employment contracts.

•	SVP of Communications, Public Affairs and Governance: We have an executive charged with intensive engagement on non-financial and non-operating issues important to our shareholders, including governance, environment, safety, and sustainability.

OUR APPROACH TO PAY

Our approach to compensation takes into account horizontal (market) and vertical (internal) parity concerns as well as recruitment, retention, and long-term performance goals.

PEER GROUPS AND DATA

Peer group data contributes to our horizontal parity, recruitment, retention and performance analysis. To assemble the right peer group, our MD&C Committee uses eight criteria, ranked in the following order:

1.	Industry: companies with our 6-digit GICS code (101020 – Oil, Gas and Consumable Fuels)

2.	Market Capitalization: companies +/-2.5x Apache’s market cap

3.	Revenues: companies +/-2.5x Apache’s revenues

4.	Assets: companies +/-2.5x Apache’s assets

5.	Domestic headquarters

6.	Compete with Apache for talent

7.	List Apache as a peer in their 2014 proxy statement

8.	List a peer of Apache as a peer in their 2014 proxy statement

Of the 11 peer companies Apache used in 2013, seven met all eight criteria and the remaining four met at least five. Based on this, the MD&C Committee decided to keep the same peer group for 2014:

Anadarko Petroleum Corporation,

Chesapeake Energy Corporation,

ConocoPhillips Company,

Devon Energy Corporation,

EOG Resources, Inc.,

Hess Corporation,

Marathon Oil Company,

Murphy Oil Corporation,

Noble Energy, Inc.,

Occidental Petroleum Corporation, and

Pioneer Natural Resources.

We also relied on this Compensation Peer Group for our 2014 TSR program. For earlier years’ TSR programs, we used a broader peer group.

Over the last few years, we also worked with some of our peers as well as executives at the proxy advisory services to improve peer group reporting for our sector. As a result, starting this year, the proxy advisory services will use a new approach that takes account of the unique features of E&P companies. We consider this a good example of constructive engagement.

In addition to the Compensation Peer Group data, we use (i) the most recent salary data provided by our Consultant (defined below) after reviewing its data-assimilation process, (ii) industry size-based surveys, (iii) our own labor market data, and (iv) Fortune 500 proxy statement data on CEO pay for companies with similar market capitalizations.

The MD&C Committee also assesses other types of horizontal data as well as numerous vertical assessments as input into each of our four main elements of pay: base salary, annual bonus, long-term compensation and benefits.

CAREFUL USE OF DISCRETION

The Board and the MD&C Committee recognize that some shareholders are concerned that boards tend to use discretion in executives’ favor. However, most shareholders recognize that there are also dangers in relying purely on formulae and that business judgment plays an important role in compensation decisions. We are judicious in our use of discretion. No NEO received an exceptional adjustment for 2014.

REPORTED PAY VS REALIZED PAY

We not only consider the value of our NEOs’ compensation when it is granted, but also when realized, as we believe that it is important that the amount they eventually take home correlates with our shareholders’ returns. We have intentionally designed our compensation program so that a large portion of our NEOs’ realized compensation directly aligns with our shareholders’ returns. Therefore, a substantial percentage of their compensation is long-term and equity-based, the realized value of which will be determined by the future long-term performance of our common stock on both a relative and absolute basis. While we appreciate that various methods can be utilized to calculate realized pay, we think it makes the most sense to compare the pay as reported in the total compensation column of our Summary Compensation Table and the amount of that reported pay that the executive actually took home or is realizable as of a future measurement date.

As an example and as noted above, due to our performance shortfalls over the last few years, through December 31, 2014, our former CEO realized only 66 percent of his reported 2010 pay, 41 percent of his reported 2011 pay, and 34 percent of his reported 2012 pay.1

2014 COMPENSATION

BASE SALARY

Our ability to recruit and retain executive talent depends on setting competitive base salaries. We begin with an analysis of base pay relative to the market. We make adjustments based on vertical variables such as an executive’s role and length of service to the Company, pay parity relative to other officers and internal accountability. We review base salaries annually as a whole and individually every 12 to 18 months, unless circumstances require otherwise. For non-CEO NEO salaries, we solicit CEO input.

Mr. Farris’ base salary for 2014 was $1,750,000. Mr. Farris, who retired on January 20, 2015, has not received an increase in his base salary since January 1, 2010. In connection with his retirement, Mr. Farris entered into an Executive Retirement Agreement. See footnote 1 to the table under “Potential Payments Upon Termination or Change in Control” for discussion of the Executive Retirement Agreement.

On January 1, 2014, Mr. Christmann and Mr. Voytovich were promoted to executive vice president and chief operating officer of North America and international operations, respectively. This resulted in a base salary increase from $550,000 to $725,000 for Mr. Christmann, and from $675,000 to $725,000 for Mr. Voytovich. On January 1, 2014, Mr. Bahorich received a base salary increase from $650,000 to $700,000 and on May 16, 2014, Mr. Lannie received an increase from $650,000 to $675,000.

Mr. Leon was promoted to executive vice president and chief financial officer in February 2014 with a salary increase from $525,000 to $705,000; his employment with the Company ended on October 9, 2014. The base salaries for Messrs. Plank, $900,000, and Chambers, $600,000, remained unchanged in 2014. Mr. Plank’s employment with the Company ended on March 31, 2014, and Mr. Chambers’ employment with the Company ended on August 31, 2014.

[1]	Realized Pay for each year defined as:
•	Actual salary and bonus paid;
•	RSUs and TSRs valued at December 31, 2014 stock price of $62.67, whether or not vested;
•	Stock options valued using Black-Scholes as of December 31, 2014 ($5.85 for 2010 options, $4.06 for 2011 options, $10.98 for 2012 options) whether or not vested; plus
•	Other Compensation as shown in the Summary Compensation table.

ANNUAL CASH INCENTIVE BONUS

We set annual cash incentive bonus targets hierarchically starting with a multiple of base salary. Actual annual bonus payouts are based on our achievement of a variety of financial, operational and management objectives (“the corporate performance element”), each officer’s individual achievement (“the individual performance element”), and any needed exceptional adjustments.

CORPORATE PERFORMANCE ELEMENT

The corporate performance element consists of corporate objectives – weighted 70 percent – and management objectives – weighted 30 percent.

CORPORATE OBJECTIVES

Executive officers can receive partial, full or extra credit on each of the corporate objectives, which are key corporate operational and financial objectives. In 2014, they were:

Corporate Objectives - 2014 Corporate Goals	Weighting	Result
Operational Goals

1. Proforma Production Growth Per Share of 5%	15%	Achieved proforma production growth per share of 11.7%

2. Replace 115% of 2014 production through E&D adds	15%	Replaced 131% of 2014 production

3. Maximize Cash Flow per Barrel Sold through Cost Management:	15%

— $10.82 LOE per BOE		Exceeded goal with actual LOE at $10.51 per BOE

— $3.73 G&A per BOE (Gross G&A Spend/BOE)		Slightly higher than target at $3.82 per BOE

4. Achieve an After Tax Rate of Return on 2014 Drilling Program of 15% (threshold of 12%)	15%	Achieved threshold with 12.2% after tax rate of return

5. Health, Safety, Security, and Environmental:	5%

— Total Workforce Recordable Incident Rate (TRIR) of less than 0.92		Achieved TRIR of 0.89

— Total Workforce Days-Away-Restricted-Time Rate (DART) of less than 0.44		Actual DART of 0.50

— Vehicle Incident Rate (VIR) of less than 1.78		Achieved VIR of 1.06
Strategic Goals
The strategic goals for 2014 were set to continue to shift the focus of Apache’s portfolio to North America and consisted of various objectives such as:	35%

— Rationalize Apache’s interest in LNG.		Announced sale of interest in Kitimat and Wheatstone LNG projects

— Sell non-core properties		Sold $3.14MM of non-core properties including all of Apache’s operations in Argentina and $100M of midstream assets

— Manage Australia 2014 long-term projects to deliver production		Delivered first production for Balnaves field on time in accordance with plan

— Reduce onshore drilling and completion costs and increased EURs by 10% across North America horizontal drilling plays.		Reduced onshore drilling and completion costs by 9.1% and increased EURs by 13.6%

Total Corporate Goal Achievement	100.0%

After the corporate objectives and modifiers are calculated, a final modifier of 72.9 was applied, based on the absolute performance of our stock price over a one-year period. This process yielded an actual total of 94.8 points.

MANAGEMENT OBJECTIVES

Our management objectives are a robust set of strategic and tactical goals developed and weighted by management and assessed and approved by the MD&C Committee. In essence, the management objectives are a lengthy to-do list for each of our regions and corporate departments. Each of the 47 objectives for 2014 represents no more than one percent of an officer’s annual cash incentive bonus. The MD&C Committee can award partial or extra credit for an existing management objective, as well as credit for extraordinary objectives when warranted. Three extraordinary objectives were achieved in 2014.

We achieved 124.5 percent of the 2014 management objectives.

The aggregate achievement of the corporate performance element was 103.7 percent, calculated as shown below:

Goal	Results	Weighting	Total
Corporate Objectives	94.8%	70%	66.4%
Management Objectives	124.5%	30%	37.4%
Total 2014 Achievement			103.7%

INDIVIDUAL PERFORMANCE ELEMENT

Using the corporate and management objectives as a foundation, the MD&C Committee takes input from the CEO, checks the bonus numbers against market data, and, where needed, further tailors annual cash incentive bonuses to the responsibilities and performance of each executive. Our CEO evaluates region officers based on region goals and performance as part of those officers’ bonus assessment.

ANNUAL INCENTIVE BONUSES AWARDED FOR 2014

Despite our significant accomplishments transitioning the Company in a year of challenging commodity prices, our stock price has trailed our peers. We have chosen our path, despite its immediate-term costs, to position us for the future. Given this overall picture, the MD&C Committee accepted management’s recommendation that a payment of annual bonuses at 103.7 percent of target, which included the impact of a stock price modifier, was too high, particularly for senior management. After consideration of the recent decline in oil prices and our stock price performance relative to our peers over the last few years, the MD&C Committee determined that a bonus payout lower than target was appropriate for our employees including our NEOs. The bonuses awarded to the NEOs for 2014 were:

Name	2014 Annual Cash Incentive Bonus	Target Bonus	Bonus as Percent of Target
Mr. Christmann	$625,000	100%	86%
Mr. Voytovich	$625,000	100%	86%
Mr. Bahorich	$375,000	100%	54%
Mr. Lannie	$575,000	100%	86%

Messrs. Farris, Leon, Plank, and Chambers did not receive a bonus for 2014, as they were not employed by the Company at the time of the bonus payout.

LONG TERM COMPENSATION

We make long-term, equity-based compensation available to substantially all of our employees to promote a company-wide ethic of ownership and entrepreneurialism. For our executive officers, we use a number of equity-based vehicles – RSUs, TSR shares, and Performance Shares – to capture the merits and spread the shortcomings of each pay vehicle. At the beginning of 2014, we apportioned Mr. Farris’ long-term compensation in equal thirds between TSR Shares, Performance Shares (defined below), and RSUs. The other NEOs received 25 percent as TSR Shares, 25 percent as Performance Shares, and 50 percent as RSUs.

Performance based equity is comprised of TSR and Performance shares.

TSR SHARES

To keep focus on total shareholder return, we grant executive officers TSR shares. These shares target a percentage of base salary; are tied to our performance relative to our peers over rolling three-year periods; vest (if achievement warrants and the executive is still with the Company) in two even portions at the end of the measuring period and the subsequent year; and for the 2014 TSR program graded down in units of 0.2 from two-times payout for being the top performance to no payout for being in the bottom quartile. Also, there is a cap at target payout (one-times payout) in the event absolute TSR for Apache is negative over the performance period, notwithstanding the relative performance of the shares. The shares are subject to similar double-trigger requirements as our other change in control provisions.

The performance period for the 2012 TSR Program began on January 1, 2012, and ended on December 31, 2014. Apache was ranked in the bottom 25 percent of its peer group, resulting in a zero payout and the cancellation and forfeiture of the grants under this program for all eligible employees. The 2011 and 2010 TSR Plans also yielded a zero payout.

PERFORMANCE SHARES

In February 2014, our NEOs received shares under our 2014 Performance Program (“Performance Shares”). This program was designed to align executive pay with achievement of operational, financial, health, safety, and environmental metrics that are the most impactful to the Company. The initial shares granted in 2014 are based on a percentage of base salary; use the operational metrics outlined in our 2014 annual incentive bonus plan to measure performance; and use a one-year measurement period for 2014. The performance period for the 2014 Performance Program began on January 1, 2014, and ended on December 31, 2014. The program yielded a payout of 122.7 percent of target. The shares vest on the second and third anniversary of the measuring period end date and have the same employment-for-vesting and change-in-control provisions as our TSR shares.

RESTRICTED STOCK UNITS

Our employees, including our NEOs, also receive RSUs. Generally, the RSUs are granted to substantially all employees based on a target percentage of base salary; vest ratably over three or four years; upon vesting, allow each grantee to receive one share of common stock for each RSU; and require a double trigger for accelerated vesting (both a change in control and a recipient’s involuntary termination or voluntary termination with cause).

The number and value of the RSUs, TSR Shares, and Performance Shares we granted to our NEOs in 2014 are captured in the following chart:

Name	TSR Shares		Performance Shares		RSUs
	#	Value*	#	Value*	#	Value*
Mr. Farris	31,854	$2,537,490	34,448	$2,712,091	31,499	$2,835,540
Mr. Christmann	9,794	$780,190	10,592	$833,908	19,370	$1,743,687
Mr. Voytovich	9,794	$780,190	10,592	$833,908	19,370	$1,743,687
Mr. Bahorich	8,361	$666,037	9,042	$711,877	16,537	$1,488,661
Mr. Lannie	7,764	$618,480	8,396	$661,017	15,356	$1,382,347
Mr. Plank	12,158	$968,506	13,148	$1,035,142	0	$0
Mr. Chambers	7,167	$570,923	7,750	$610,158	14,174	$1,275,943
Mr. Leon	5,674	$451,991	6,136	$483,087	16,655	$1,499,283
*	Values shown are reflective of the amounts in the Grants of Plan-Based Awards table.

Note that the targeted grant date values of long-term compensation and the actual grant date values shown in these tables vary somewhat due to the prospective nature of targets. The amounts that will be realized by the NEOs from these awards may differ substantially from the grant date values.

COMPENSATION FOR NEW CEO

On February 19, 2015, the MD&C Committee recommended, and the Board approved, the following changes to Mr. Christmann’s compensation in connection with his promotion to president and CEO:

•	Base Salary – Increased from $725,000 to $1,100,000, effective January 20, 2015 (date of appointment).

•	Target Bonus – Increased from 100 percent to 130 percent of base salary.

•	Long-Term Compensation – Eligible for 2015 program (60 percent of target annual awards will be comprised of performance shares).

•	Promotional Award – One-time award of 50,000 restricted stock units was made on February 18, 2015. He is required to hold 60 percent of the RSUs that vest each year until retirement or termination.

•	Change in Control Termination Provisions – Multiple of base salary plus bonus was increased from two to three times in the event of a termination upon a change in control under the Company’s Income Continuance Plan.

DECISION MAKING PROCESS

ROLE OF THE BOARD OF DIRECTORS

Executive compensation decision making is a core Board responsibility. The independent members of the Board review, modify as needed, and approve the MD&C Committee’s recommendations for the CEO’s total compensation. The entire Board is responsible for this same process in establishing the other NEOs’ compensation.

ROLE OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The MD&C Committee, which met five times in 2014, assesses the effectiveness of our compensation programs. Its key responsibilities are:

•	To review our goals and objectives, evaluate performance in light of such goals, and recommend the CEO’s compensation to the Board for approval by the independent directors. This review is handled in independent sessions.

•	To make recommendations to the Board concerning the base salary, incentive and equity-based compensation plans for executive officers other than the CEO.

•	To review and recommend to the Board broad-based, long-term compensation programs for executive and non-executive employees.

•	To ensure compensation does not incentivize excessive risk.

Each of the MD&C Committee’s four members meets the independence requirements of the New York Stock Exchange and the NASDAQ listing standards. The MD&C Committee’s charter is available on our website.

ROLE OF THE STOCK PLAN COMMITTEE

The key responsibilities of the Stock Plan Committee, which met six times in 2014, are:

•	Administration of our equity-based compensation plans and the approval, award, and administration of grants under the same, including certification of performance goals and their achievement.

•	Make recommendations to the Board regarding our equity-based compensation plans.

•	Prepare a summary of the grants and awards made under our equity-based compensation plans and programs for the MD&C Committee for use in our proxy statement.

•	Any other duties or responsibilities expressly delegated to the Stock Plan Committee by the Board relating to our equity-based compensation plans and programs.

Each member of the Stock Plan Committee meets the independence requirements of the New York Stock Exchange and NASDAQ listing standards and is an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Stock Plan Committee’s charter is available on our website.

ROLE OF THE COMPENSATION CONSULTANT

The Board has authorized the MD&C Committee to retain an independent compensation consultant. The MD&C Committee engaged Meridian Compensation Partners (the “Consultant”) to provide independent compensation advice and data. The Consultant annually assesses our compensation program’s potential for risk and its competitiveness relative to our peers. Except for limited work for management in connection with the Consultant’s published industry-specific surveys, for which the Consultant received de minimis compensation, the Consultant did not provide any services to Apache other than the compensation-related services to the Board.

Each year the MD&C Committee reviews the independence of the Consultant and obtains written certification that the Consultant complies with its own independence rules. The MD&C Committee determined that the Consultant was independent in 2014.

ROLE OF MANAGEMENT

In addition to the use of the Consultant, the MD&C Committee receives compensation recommendations and evaluations of the executive group from the CEO. The MD&C Committee, along with each of the independent directors, is authorized by the Board to obtain information from and work directly with any employee in fulfilling its responsibilities. Our executive vice president of human resources prepares materials for the CEO and the MD&C Committee for the exercise of their distinct, but interrelated, compensation responsibilities. The MD&C Committee also utilizes the data provided by the Consultant, including recommendations for the associated compensation values derived from their reports. The MD&C Committee carefully considers the recommendations of the CEO, management, and the Consultant, reaches final determinations, and recommends actions to the Board.

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS

The MD&C Committee does not believe our compensation programs encourage inappropriate risk taking. The MD&C Committee, with assistance from the Consultant, arrived at this conclusion for the following reasons:

•	Our employees receive both fixed and variable compensation. The fixed portion provides a steady income regardless of the Company’s stock performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

•	The goals and objectives for the annual cash incentive bonus are set to avoid overweighting any single factor that, if not achieved, would result in the loss of a large percentage of compensation.

•	Our equity awards for executives generally vest over three to five year periods, which discourages short-term risk taking. Our substantial equity holding requirements extend these time frames further.

•	Our equity ownership requirements encourage a long-term perspective by our executives.

•	Our equity compensation plan provides that our executives’ unvested long-term equity compensation is forfeited upon voluntary termination.

•	Our incentive programs have been in place for many years, and we have seen no evidence that they encourage excessive risk taking.

•	Essentially all of our employees participate in our equity-based compensation programs, regardless of business unit, which encourages consistent behavior across the Company.

TAX LEGISLATION RELATED TO COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued to its chief executive officer and three highest compensated officers (other than the principal executive officer or the principal financial officer). The MD&C Committee periodically reviews our compensation plans based upon these regulations to determine what further actions or changes, if any, would be appropriate. The MD&C Committee intends to seek shareholder approval for future stock-based compensation plans so that they may qualify for the performance-based compensation exemption.

Our 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan (including the 2011 TSR Program), and 2011 Omnibus Equity Compensation Plan (including the 2012, 2013, and 2014 TSR Programs) were approved by our shareholders and grants made under such plans qualify as “performance-based” under the regulations. Our existing annual cash incentive compensation plan, special achievement bonuses, and 2000 Stock Option Plan do not meet the requirements of the regulations, as the shareholder approvals necessary for exemption were not sought. However, these plans operate similarly to prior or other existing plans and are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving Apache’s goals, which in turn enhances shareholder value. No further grants can be made under the 2000 and 2005 Stock Option Plans, or the 2007 Omnibus Equity Compensation Plan. While the MD&C Committee cannot predict how our compensation policies may be further affected by this limitation, it is anticipated that executive compensation paid or accrued pursuant to our compensation plans that have not met the requirements of the regulations will not result in any material loss of tax deductions in the foreseeable future.

Internal Revenue Code section 409A requires “nonqualified deferred compensation plans” to meet requirements in order to avoid acceleration of the recipient’s federal income taxation of the deferred compensation. The Internal Revenue Service issued final regulations in April 2007 regarding the application of Section 409A, which were generally effective January 1, 2009. Prior to effectiveness, companies were expected to comply in “good faith” with the statute, taking note of the interim guidance issued by the Internal Revenue Service. We amended several of our benefit plans in order for them to be exempt from Section 409A, while we continue to provide benefits through several plans that remain subject to Section 409A. The terms of these plans were amended before January 1, 2009, as necessary, and are intended to meet the requirements of the final regulations.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors of Apache Corporation reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

March 3, 2015	Members of the Management Development and Compensation Committee

George D. Lawrence, Chairman
A. D. Frazier, Jr.
John E. Lowe
William C. Montgomery

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries during fiscal years 2014, 2013 and 2012. The persons included in this table are the Company’s principal executive officer, principal financial officer, and the three other most highly compensated executive officers (the “NEOs”) who served as executive officers of the Company during 2014.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-Equity Incentive Plan Compensation (3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($) (h)	All Other Compensation (5) ($) (i)	Total ($) (j)
G. Steven Farris (6) Chairman, Chief Executive Officer and President	2014	1,750,000	—	8,085,121	—	—	—	379,051	10,214,172
	2013	1,750,000	—	6,622,307	1,981,728	—	—	874,210	11,228,245
	2012	1,750,000	—	6,775,441	3,028,080	4,000,000	—	1,538,684	17,092,205

John J. Christmann (7) Executive Vice President and Chief Operating Officer – North America	2014	725,000	—	3,633,341	—	625,000	—	385,775	5,369,116
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

Thomas E. Voytovich Executive Vice President and— Chief Operating Officer International	2014	725,000	—	3,633,341	—	625,000	—	478,583	5,461,924
	2013	657,452	—	4,255,774	821,082	657,450	—	156,215	6,547,973
	2012	—	—	—	—	—	—	—	—

Michael S. Bahorich Executive Vice President and Chief Technology Officer	2014	700,000	—	2,866,575	—	375,000	—	223,878	4,165,453
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

P. Anthony Lannie (8) Executive Vice President, General Counsel and Chief Financial Officer	2014	665,625	—	2,661,844	—	575,000	—	217,296	4,119,765
	2013	650,000	350,000	1,847,491	790,670	650,000	—	203,333	4,491,494
	2012	606,899	—	1,078,470	482,011	650,000	—	264,013	3,081,393

Roger B. Plank (9) President and Chief Corporate Officer	2014	225,000	—	2,003,648	—	—	—	5,123,021	7,351,669
	2013	900,000	—	3,284,515	1,351,093	990,000	—	243,037	6,768,645
	2012	900,000	—	2,613,289	1,167,962	653,400	—	381,008	5,715,659

Thomas P. Chambers (10) Senior Vice President, Finance	2014	400,000	—	2,457,024	—	—	—	2,588,938	5,445,962
	2013	600,000	—	1,705,353	729,845	600,000	—	155,945	3,791,143
	2012	543,969	—	961,630	429,792	359,000	—	207,943	2,502,334

Alfonso Leon (11) Executive Vice President and Chief Financial Officer	2014	536,750	—	2,434,361	—	—	—	2,123,815	5,094,926
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

(see footnotes on following page)

(1)	The NEOs, with the exception of Mr. Lannie in 2013, were not entitled to receive payments that would be characterized as bonus payments. Mr. Lannie received a one-time payment in connection with his work on the Company’s divestiture transactions in 2013. See footnote (3) for payments under the Company’s incentive compensation plan.
(2)	Value of restricted stock unit and option awards made during the fiscal year based upon aggregate grant date fair value, determined in accordance with applicable FASB ASC Topic 718. The discussion of the assumptions used in calculating the aggregate grant date fair value of the RSU awards can be found in the footnotes to the Grants of Plan Based Awards Table below and in Note 10 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2014. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. The value of the restricted stock unit and option awards is expensed ratably over the term of the award.
(3)	Amounts reflected under column (g) are paid pursuant to the Company’s incentive compensation plan as described under “Annual Cash Incentive Bonus” in the Compensation Discussion and Analysis.
(4)	Earnings from Non-Qualified Deferred Compensation Table are not included as they are not above-market or preferential earnings.
(5)	For additional information on All Other Compensation, see discussion, table, and footnotes below.
(6)	To comply with the requirement in the Company’s bylaws that the office of president must not be vacant, Mr. Farris, the Company‘s chairman and chief executive officer was appointed the chairman, chief executive officer, and president of the Company effective February 13, 2014. Effective January 20, 2015, Mr. Farris retired as chief executive officer and president.
(7)	Effective January 20, 2015, Mr. Christmann was appointed chief executive officer and president.
(8)	Mr. Lannie, the Company’s executive vice president and general counsel, served as interim chief financial officer from October 9, 2014 through March 2, 2015.
(9)	In connection with his retirement, Mr. Plank resigned as president and chief corporate officer, effective February 13, 2014.
(10)	During 2014, Mr. Chambers served as executive vice president and chief financial officer until February 14, 2014, when he assumed the new position of senior vice president, finance. In connection with his retirement, Mr. Chambers resigned as senior vice president, finance, effective August 19, 2014.
(11)	Effective February 14, 2014, Mr. Leon was appointed executive vice president and chief financial officer. Effective October 9, 2014, Mr. Leon resigned as executive vice president and chief financial officer.

All Other Compensation

Officers participate in two qualified retirement plans. The 401(k) Savings Plan provides a match up to the first six percent of base pay and incentive bonus. The Money Purchase Retirement Plan provides an annual eight percent company contribution into the same investment choices as the 401(k) Savings Plan with the exception of Company stock. Additionally, officers can elect to participate in the Non-Qualified Retirement/Savings Plan to defer beyond the limits in the 401(k) Savings Plan and continue Company contributions which exceed the limits in the qualified plans. The investment choices mirror those in the 401(k) Savings Plan and the Money Purchase Retirement Plan. The Deferred Delivery Plan allows officers the ability to defer income in the form of deferred units from the vesting of restricted stock units under the Company’s 2007 Omnibus Equity Compensation Plan and 2011 Omnibus Equity Compensation Plan. The contributions into both non-qualified plans are reported in the Non-Qualified Deferred Compensation Table. The Company does not have a defined benefit plan for U.S. employees.

Apache provides U.S. employees with two times their base salary under group term life insurance. Executives receive the first $50,000 of coverage under the same group term life insurance plan, and the remaining amount to bring them up to two times salary is provided in the form of whole life insurance policies.

During 2014, the Board required G. Steven Farris to use the Company’s aircraft for all air travel for security reasons and to facilitate efficient business travel, unless good business judgment requires otherwise. Even though the Company considers these costs a necessary business expense rather than a perquisite for Mr. Farris, in line with SEC guidance, the following table includes the amounts attributable to each Named Executive Officer’s personal aircraft usage. Executives are not reimbursed for the taxes on the income attributable to the personal use of corporate aircraft. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hanger fees; supplies; passenger ground transportation; and other variable costs. Additionally, the value of trips attributable to philanthropic interests was included, even though they are seen as contributing to the goodwill of the Company. In addition, Standard Industry Fare Level (“SIFL”) tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

In addition to the benefits for which all employees are eligible, the Company also covers the cost of an annual physical and the full cost of enhanced long-term disability coverage for executive officers.

The Company provides various forms of compensation related to expatriate assignment that differ according to location and term of assignment, including: foreign service premium, foreign assignment tax equalization, location pay, housing and utilities, home leave and travel, goods and services allowance, relocation expense, and tax return and visa preparation. These items have been reflected in the following table under Foreign Assignment Allowances for the amounts that pertain to Mr. Voytovich. Mr. Voytovich, as region vice president – Egypt, resided in Egypt from June 2009 to February 2012.

The following table provides a detailed breakdown of the amounts for fiscal years 2014, 2013, and 2012 under “All Other Compensation” in the Summary Compensation Table:

DESCRIPTION	Year	G. Steven Farris		John J. Christmann		Thomas E. Voytovich		Michael S. Bahorich	P. Anthony Lannie	Roger B. Plank		Thomas P. Chambers		Alfonso Leon
Company Contributions Retirement Plans	2014	$34,500		$34,500		$34,500		$34,500	$34,500	$34,500		$34,500		$34,500
	2013	$33,500		$—		$33,500		$—	$33,500	$33,500		$33,500		$—
	2012	$34,700		$—		$—		$—	$34,700	$34,700		$34,700		$—

Company Contributions Non-Qualified Plan	2014	$224,200		$160,342		$172,743		$168,200	$163,388	$149,300		$119,200		$131,145
	2013	$771,500		$—		$128,543		$—	$148,500	$183,976		$100,760		$—
	2012	$875,300		$—		$—		$—	$128,802	$201,237		$86,760		$—

Life Insurance Premiums (e)	2014	$2,736		$448		$448		$434	$415	$136		$253		$2,485
	2013	$63		$—		$63		$—	$63	$63		$63		$—
	2012	$191,286		$—		$—		$—	$34,680	$39,851		$28,801		$—

Reimbursement for Taxes on Life Insurance Premiums	2014	$—		$—		$—		$—	$—	$—		$—		$—
	2013	$—		$—		$—		$—	$—	$—		$—		$—
	2012	$109,715		$—		$—		$—	$19,891	$22,857		$16,519		$—

Use of Company Property	2014	$39,147	(a)	$—		$8,740	(a)	$—	$—	$—		$—		$—
	2013	$26,237	(a)	$—		$—		$—	$—	$—		$—		$—
	2012	$5,347	(a)	$—		$—		$—	$—	$1,227	(a)	$—		$—

Enhanced Long-Term Disability Coverage	2014	$78,468		$12,441		$19,114		$16,944	$15,193	$2,151		$12,945		$6,745
	2013	$42,910		$—		$11,292		$—	$15,110	$13,748		$11,702		$—
	2012	$289,336		$—		$—		$—	$38,020	$62,761		$21,003		$—

Amounts Related to Retirement or Resignation Agreements	2014	$—		$—		$—		$—	$—	$4,934,434	(e)	$2,414,640	(e)	$1,945,640	(e)
	2013	$—		$—		$—		$—	$—	$—		$—		$—
	2012	$—		$—		$—		$—	$—	$—		$—		$—

Dividend Equivalents Paid on Unvested Restricted Stock Units	2014	$—		$9,900		$9,900		$3,800	$3,800	$2,500		$7,400		$3,300
	2013	$—		$—		$10,350		$—	$6,160	$11,750		$9,920		$—
	2012	$33,000		$—		$—		$—	$7,920	$18,375		$20,160		$—

Foreign Assignment Allowances (b)	2014	$—		$—		$233,138	(c)	$—	$—	$—		$—		$—
	2013	$—		$—		$(27,533	)(c)	$—	$—	$—		$—		$—
	2012	$—		$—		$—		$—	$—	$—		$—		$—

Relocation Allowance and Expenses	2014	$—		$168,144	(d)	$—		$—	$—	$—		$—		$—
	2013	$—		$—		$—		$—	$—	$—		$—		$—
	2012	$—		$—		$—		$—	$—	$—		$—		$—

Total—2014		$379,051		$385,775		$478,583		$223,878	$217,296	$5,123,021		$2,588,938		$2,123,815
Total—2013		$874,210		$—		$156,215		$—	$203,333	$243,037		$155,945		$—
Total—2012		$1,538,684		$—		$—		$—	$264,013	$381,008		$207,943		$—

(see footnotes on following page)

(a)	These amounts for 2014, 2013 and 2012 are for use of corporate aircraft.

(b)	Executives assigned to foreign countries typically incur a change in their overall tax liability because most of the components of assignment compensation that are provided in addition to base salary are taxable in the United States and in the foreign country. Therefore, the Company’s expatriate assignment policy provides that it will be responsible for any additional foreign or U.S. taxes due as a direct result of the international assignment and the executive remains financially responsible for the tax which he/she would have incurred if he/she had continued to live and work in the United States. Pursuant to this policy, the Company withheld from Mr. Voytovich’s compensation an amount equivalent to the taxes that would have been due had he remained in the United States. Those funds were used to help pay taxes due in the United States and in Egypt during the period of his foreign assignment. The Company paid taxes due in excess of Mr. Voytovich’s withholding that were incurred as a result of his foreign assignment.

(c)	The 2014 amount is for tax equalization adjustments related to 2013.

The 2013 amount includes $151,950 in tax credits related to foreign assignment, $57,399 in relocation allowance and expenses, $27,024 in location pay, $15,305 for housing and utilities, $11,582 in foreign service premium, $7,540 for goods and services allowance, $4,417 for home leave and travel expenses, and $1,150 for tax return and visa preparation.

(d)	This amount for 2014 includes $70,536 for relocation allowance and $97,608 for relocation expenses.

(e)	In connection with Mr. Plank’s retirement, he entered into a retirement agreement on February 13, 2014. In connection with Mr. Chambers’ retirement, he entered into a settlement agreement on August 19, 2014. In connection with Mr. Leon’s resignation, he entered into a resignation agreement on October 13, 2014. For additional information on these agreements, see Potential Payments upon Termination or Change in Control below.

These amounts for 2014 include (i) for Mr. Plank—$3,780,000 for severance pay, $1,143,103 for continued vesting of equity awards in 2014, and $11,331 for continued medical coverage in 2014; (ii) for Mr. Chambers—$1,600,000 for severance pay and $814,640 for continued vesting of equity awards in 2014; and (iii) for Mr. Leon—$1,700,000 for severance pay and $245,640 for continued vesting of equity awards in 2014.

GRANTS OF PLAN BASED AWARDS TABLE

The table below provides supplemental information relating to the Company’s grants of restricted stock units during fiscal year 2014 to the Named Executive Officers. There were no stock options or stock appreciation rights granted during fiscal year 2014. Also included, in accordance with SEC rules on disclosure of executive compensation, is information relating to the estimated grant date fair value of the grants. Neither the values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (4) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (4) (l)
		Thresh-old ($) (c)	Target ($) (1) (d)	Maxi-mum ($) (1) (e)	Thresh- old (#) (f)	Target (#) (2)(3) (g)	Maxi-mum (#) (h)

G. Steven Farris		—	2,625,000	5,250,000	—	—	—	—	—	—	—
	01/09/2014	—	—	—	0	31,854	63,708	—	—	—	2,537,490
	02/03/2014	—	—	—	0	34,448	51,672	—	—	—	2,712,091
	05/13/2014	—	—	—	—	—	—	31,499	—	—	2,835,540

John J. Christmann		—	725,000	1,450,000	—	—	—	—	—	—	—
	01/09/2014	—	—	—	0	9,794	19,588	—	—	—	780,190
	02/03/2014	—	—	—	0	10,592	15,888	—	—	—	833,908
	02/03/2014	—	—	—	—	—	—	3,500	—	—	275,555
	05/13/2014	—	—	—	—	—	—	19,370	—	—	1,743,687

Thomas E. Voytovich		—	725,000	1,450,000	—	—	—	—	—	—	—
	01/09/2014	—	—	—	0	9,794	19,588	—	—	—	780,190
	02/03/2014	—	—	—	0	10,592	15,888	—	—	—	833,908
	02/03/2014	—	—	—	—	—	—	3,500	—	—	275,555
	05/13/2014	—	—	—	—	—	—	19,370	—	—	1,743,687

Michael S. Bahorich		—	700,000	1,400,000	—	—	—	—	—	—	—
	01/09/2014	—	—	—	0	8,361	16,722	—	—	—	666,037
	02/03/2014	—	—	—	0	9,042	13,563	—	—	—	711,877
	05/13/2014	—	—	—	—	—	—	16,537	—	—	1,488,661

P. Anthony Lannie		—	665,000	1,331,250	—	—	—	—	—	—	—
	01/09/2014	—	—	—	0	7,764	15,528	—	—	—	618,480
	02/03/2014	—	—	—	0	8,396	12,594	—	—	—	661,017
	05/13/2014	—	—	—	—	—	—	15,356	—	—	1,382,347

Roger B. Plank	01/09/2014	—	—	—	0	12,158	24,316	—	—	—	968,506
	02/03/2014	—	—	—	0	13,148	19,722	—	—	—	1,035,142

Thomas P. Chambers	01/09/2014	—	—	—	0	7,167	14,334	—	—	—	570,923
	02/03/2014	—	—	—	0	7,750	11,625	—	—	—	610,158
	05/13/2014	—	—	—	—	—	—	14,174	—	—	1,275,943

Alfonso Leon	01/09/2014	—	—	—	0	5,674	11,348	—	—	—	451,991
	02/03/2014	—	—	—	0	6,136	9,204	—	—	—	483,087
	05/13/2014	—	—	—	—	—	—	16,655	—	—	1,499,283

(see footnotes on following page)

(1)	Reflects estimated possible payouts under the Company’s annual incentive compensation plan. The estimated amounts are calculated based on the applicable annual bonus target and base salary earnings for each NEO in effect for the 2014 measurement period. Beginning with the 2012 annual incentive bonus awards, a maximum payout not to exceed 200 percent of target was established. The Company’s annual incentive compensation plan does not contain thresholds. Actual incentive bonus awards granted for 2014 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	For the grants made on January 9, 2014, the target number assumes that the multiple described below is 1.00, while the maximum number assumes a multiple of 2.00. The threshold level shown is zero because Company performance in the bottom quartile results in no payout.

On January 9, 2014, pursuant to the 2011 Omnibus Equity Compensation Plan, the Company established the 2014 Performance Program Specifications for senior executive officers who are employed on or before December 31, 2013. These employees, including the executives named in the Summary Compensation Table, were granted the right to receive restricted stock units (“RSUs”), the number of which will be determined and for which vesting will begin on December 31, 2016 based on the Company’s total shareholder return (“TSR”) as compared to a peer group of 12 companies. At the conclusion of the three-year performance period, which began on January 1, 2014 and ends on December 31, 2016, the Company’s performance will be directly ranked within the peer group, resulting in the application of a single multiplier to the target shares to derive the number of shares awarded. The number of RSUs will be based on a target multiple (or percentage) of annual base salary at January 1, 2014 derived from job level as follows:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12
Payout Multiple	2.00	1.80	1.60	1.40	1.20	1.00	0.80	0.60	0.40	0.00	0.00	0.00

If the Company’s TSR ranks from 1 to 9, vesting will begin on December 31, 2016, with 50 percent of the adjusted number of RSUs vesting immediately and 50 percent vesting as of December 31, 2017. If the Company ranks from 10 to 12, none of the conditional RSUs will vest. Also, there is a cap at target payout (one-times payout) in the event absolute TSR for Apache is negative over the performance period, notwithstanding the relative performance of the shares. Employees must be employed during the entire performance period and on the date of vesting.

TSR is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company at the end of the performance period minus the share price at the beginning of the performance period by (ii) the share price at the beginning of the performance period.

(3)	For the grants made on February 3, 2014, the number of RSUs granted is shown as the target number, while the maximum number assumes a multiple of 1.50. The threshold level shown is zero.

On February 3, 2014, pursuant to the 2011 Omnibus Equity Compensation Plan, the Company established the 2014 Business Performance Program Specifications for key corporate and regional executives who are employed on or before December 31, 2013. These employees, including the executives named in the Summary Compensation Table, were granted the right to receive RSUs, the number of which will be determined based on the Company’s achievement of various quantitative performance measures coinciding with the Company’s corporate objectives. At the conclusion of the one-year performance period, which began on January 1, 2014 and ended on December 31, 2014, a calculation of the Company’s achievement of the performance measures was made and the resulting percentage achievement was applied to the target shares to derive the number of shares awarded.

Vesting will begin on December 31, 2016, with 50 percent of the adjusted number of RSUs vesting as of December 31, 2016 and 50 percent vesting as of December 31, 2017. Employees must be employed during the entire performance period and on the date of vesting.

(4)

This column reflects the number of RSUs granted under the terms of the 2011 Omnibus Equity Compensation Plan on February 3, 2014 and May 13, 2014. The grant date fair value of these awards, calculated in accordance with FAS 123R, is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, the RSUs granted on May 13, 2014 are generally non-transferable, vest ratably over four years, and no dividends are paid on such units until vested. The RSUs granted on February 3, 2014, under the 2013 Production Incentive Program established pursuant to the 2011 Omnibus Equity Compensation Plan, vested 30 days after grant.

The 2011 Omnibus Equity Compensation Plan is administered by the Stock Plan Committee of the Company’s Board of Directors. RSUs granted under the 2011 Omnibus Equity Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company. Upon both a change of control of the Company and termination of employment, all outstanding RSUs become automatically vested as of the date of such change of control. A change of control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change of control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships or corporations are solicited to do so by the Company’s Board of Directors.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides supplemental information relating to the stock-based awards held by the NEOs at December 31, 2014:

	Option Awards						Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options Exercisable (#)(b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)(j)
G. Steven Farris	31,750	—		—	56.7300	05/05/2015	6,265	(2)	392,628	42,267	(5)	2,648,873	(5)
	28,150	—		—	71.8800	05/03/2016	21,652	(4)	1,356,931	59,839	(7)	3,750,110	(7)
	31,050	—		—	74.1000	05/02/2017	18,475	(6)	1,157,828	31,854	(11)	1,996,290	(11)
	10,900	—		—	82.5500	05/06/2019	31,499	(8)	1,974,042
	102,539	—		—	99.3000	05/05/2020
	46,389	15,463	(2)	—	126.6100	05/04/2021
	57,350	57,350	(4)	—	82.6300	05/22/2022
	21,373	64,120	(6)	—	80.8900	05/16/2023
John J. Christmann	1,000	—		—	56.7300	05/05/2015	530	(2)	33,215	12,996	(5)	814,459	(5)
	3,500	—		—	71.8800	05/03/2016	9,000	(10)	564,030	8,276	(7)	518,657	(7)
	3,900	—		—	74.1000	05/02/2017	2,209	(4)	138,438	9,794	(11)	613,790	(11)
	2,417	—		—	135.8300	05/07/2018	6,584	(6)	412,619
	3,200	—		—	82.5500	05/06/2019	22,400	(9)	1,403,808
	5,357	—		—	99.3000	05/05/2020	19,370	(8)	1,213,918
	3,922	1,308	(2)	—	126.6100	05/04/2021
	5,852	5,852	(4)	—	82.6300	05/22/2022
	6,528	19,586	(6)	—	80.8900	05/16/2023
Thomas E. Voytovich	3,200	—		—	56.7300	05/05/2015	609	(2)	38,166	12,996	(5)	814,459	(5)
	2,900	—		—	71.8800	05/03/2016	9,000	(10)	564,030	10,062	(7)	630,586	(7)
	3,000	—		—	74.1000	05/02/2017	2,430	(4)	152,288	9,794	(11)	613,790	(11)
	2,167	—		—	135.8300	05/07/2018	8,931	(6)	559,706
	3,500	—		—	82.5500	05/06/2019	22,400	(9)	1,403,808
	5,440	—		—	99.3000	05/05/2020	19,370	(8)	1,213,918
	4,506	1,502	(2)	—	126.6100	05/04/2021
	6,437	6,437	(4)	—	82.6300	05/22/2022
	8,855	26,567	(6)	—	80.8900	05/16/2023
Michael S. Bahorich	4,600	—		—	71.8800	05/03/2016				11,094	(5)	695,261	(5)
	10,300	—		—	74.1000	05/02/2017	985	(2)	61,730	11,891	(7)	745,209	(7)
	6,333	—		—	135.8300	05/07/2018	3,447	(4)	216,023	8,361	(11)	523,984	(11)
	6,500	—		—	82.5500	05/06/2019	8,600	(6)	538,962
	10,463	—		—	99.3000	05/05/2020	16,537	(8)	1,036,374
	7,289	2,430	(2)	—	126.6100	05/04/2021
	9,129	9,129	(4)	—	82.6300	05/22/2022
	8,527	25,583	(6)	—	80.8900	05/16/2023
P. Anthony Lannie	2,500	—		—	74.1000	05/02/2017				10,301	(5)	645,564	(5)
	6,417	—		—	135.8300	05/07/2018	895	(2)	56,090	11,891	(7)	745,209	(7)
	5,600	—		—	82.5500	05/06/2019	3,447	(4)	216,023	7,764	(11)	486,570	(11)
	10,463	—		—	99.3000	05/05/2020	8,600	(6)	538,962
	6,627	2,209	(2)	—	126.6100	05/04/2021	15,356	(8)	962,361
	9,129	9,129	(4)	—	82.6300	05/22/2022
	8,527	25,583	(6)	—	80.8900	05/16/2023

Roger B. Plank	6,600	—		—	71.8800	05/03/2016	2,005	(2)	125,653
	14,300	—		—	74.1000	05/02/2017	8,351	(4)	523,357
	8,917	—		—	135.8300	05/07/2018	12,596	(6)	789,391
	9,100	—		—	82.5500	05/06/2019
	24,414	—		—	99.3000	05/05/2020
	14,844	4,948	(2)	—	126.6100	05/04/2021
	22,120	22,121	(4)	—	82.6300	05/22/2022
	14,571	43,716	(6)	—	80.8900	05/16/2023
Thomas P. Chambers	900	—		—	74.1000	05/02/2017	4,000	(3)	250,680
	2,208	—		—	135.8300	05/07/2018	743	(2)	46,564
	2,400	—		—	82.5500	05/06/2019	3,073	(4)	192,585
	4,938	—		—	99.3000	05/05/2020	7,938	(6)	497,474
	5,499	1,834	(2)	—	126.6100	05/04/2021	14,174	(8)	888,285
	8,140	8,140	(4)	—	82.6300	05/22/2022
	7,871	23,615	(6)	—	80.8900	05/16/2023
Alfonso Leon	1,170	—		—	82.5500	05/06/2019	430	(2)	26,948
	2,500	—		—	82.5500	05/06/2019	1,167	(4)	73,136
	2,829	—		—	99.3000	05/05/2020	3,000	(12)	188,010
	3,180	1,061	(2)	—	126.6100	05/04/2021	4,631	(6)	290,225
	3,089	3,090	(4)	—	82.6300	05/22/2022	16,655	(8)	1,043,769
	4,591	13,776	(6)	—	80.8900	05/16/2023

(1)	Based on the per share closing price of the Company’s common stock of $62.67 on December 31, 2014.
(2)	Vests on 05/04/2015.
(3)	Vests on 03/02/2015.
(4)	Vests ratably on 05/22/2015 and 05/22/2016.
(5)	Final amount based on the Company’s business performance results from 01/01/2014 – 12/31/2014; vests ratably on 12/31/2016 and 12/31/2017.
(6)	Vests ratably on 05/16/2015, 05/16/2016 and 05/16/2017.
(7)	Amount that vests will be based on the Company’s total shareholder return from 01/01/2013 – 12/31/2015; no payout value unless vesting occurs. Through 12/31/2014, the Company’s total shareholder return rank equals 17 out of 19 for a zero multiple under the 2013 Performance Program.
(8)	Vests ratably on 06/01/2015, 05/13//2016, 05/13/2017 and 05/13/2018.
(9)	Vests ratably on 11/11//2015, 11/11//2016, 11/11//2017 and 11/11/2018.
(10)	Vests ratably on 05/22/2015, 05/22/2016 and 05/22/2017.
(11)	Amount that vests will be based on the Company’s total shareholder return from 01/01/2014 – 12/31/2016; no payout value unless vesting occurs. Through 12/31/2014, the Company’s total shareholder return rank equals 10 out of 12 for a zero multiple under the 2014 Performance Program.
(12)	Vests on 04/10/2015.

OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of restricted stock units and conditional grants during fiscal year 2014 by each NEO:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (1) (d)		Value Realized on Vesting ($) (1) (e)
G. Steven Farris	—	—	23,249		2,096,874
John J. Christmann	—	—	16,471		1,302,463
Thomas E. Voytovich	—	—	17,449		1,392,777
Michael S. Bahorich	5,500	223,714	10,631		888,677
P. Anthony Lannie	—	—	10,542		880,937
Roger B. Plank	7,700	436,821	22,878		1,960,115
Thomas P. Chambers	—	—	13,425	(2)	1,226,437	(2)
Alfonso Leon	—	—	5,091		460,136

(1)	Reflects restricted stock units vested under the terms of the 2007 Omnibus Equity Compensation Plan and the 2011 Omnibus Equity Compensation Plan.
(2)	For Mr. Chambers, includes compensation of $570,120 that was deferred under the terms of Apache’s Deferred Delivery Plan related to the vesting of 6,000 restricted stock units.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The table below provides supplemental information relating to compensation deferred during fiscal year 2014 under the terms of the Non-Qualified Retirement/Savings Plan and/or the Deferred Delivery Plan by the NEOs:

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
G. Steven Farris (1)(2)	117,000	451,100	(684,397	)(3)(4)	0	8,122,539
	0	0	0		0	0

John J. Christmann (1)(2)	134,936	131,542	(151,520	)(3)(4)	0	999,375
	0	0	1,263	(4)	82,032	56,877

Thomas E. Voytovich (1)(2)	162,618	146,143	75,072	(3)(4)	0	1,206,024
	0	0	0		0	0

Michael S. Bahorich (1)(2)	85,000	137,133	265,568	(3)(4)	0	2,257,966
	0	0	0		0	0

P. Anthony Lannie (1)(2)	82,250	149,350	(196,002	)(3)(4)	0	866,518
	0	0	0		0	0

Roger B. Plank (1)(2)	129,550	156,504	252,430	(3)(4)	2,909,375	4,070,611
	0	0	0		0	0

Thomas P. Chambers (1)(2)	93,000	103,640	50,431	(3)(4)	0	1,417,403
	570,120	0	6,362	(4)	0	634,232

Alfonso Leon (1)(2)	419,190	100,440	159,622	(3)(4)	0	2,186,842
	0	0	0		0	0

(see footnotes on following page)

(1)	Non-Qualified Retirement/Savings Plan—see discussion under “All Other Compensation” above. The amounts in column (c) are included in the Summary Compensation Table under All Other Compensation.
(2)	Deferred Delivery Plan—see discussion under “All Other Compensation” above and footnote (2) to the table under “Equity Compensation Plan Information” above.
(3)	Includes unrealized gains (losses) in the Non-Qualified Retirement/Savings Plan as follows: Mr. Farris – ($2,100,616); Mr. Christmann – ($178,739); Mr. Voytovich – ($3,821); Mr. Bahorich – $220,332; Mr. Lannie – ($226,607); Mr. Plank – ($1,169,295); Mr. Chambers – ($24,329); and Mr. Leon – $63,417.
(4)	Earnings not included in column (h) of the Summary Compensation Table as they are not above-market or preferential earnings.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each NEO in each situation is listed in the following table for fiscal year 2014, assuming termination had occurred on December 31, 2014.

Name	Retirement or Voluntary Termination (6)	For Cause Termination	Termination without Cause		Change in Control Termination (7)	Death
G. Steven Farris
— Employment Contract (1)	$0	$0	$13,125,000		$13,125,000	$0
— Income Continuance Plan	$0	$0	$0		$3,500,000	N/A
Benefits Continuation
— Health	$0	$0	$0		$56,257	$3,125
— Life	$0	$0	$0		$144	$0
Unvested & Accelerated
— Restricted Stock Units	$4,568,956	$0	$0		$13,222,743	$13,222,743
— Stock Options	$0	$0	$0		$0	$0

TOTAL	$4,568,956	$0	$13,125,000		$29,904,144	$13,225,868

John J. Christmann, IV
— Income Continuance Plan	$0	$0	$0		$2,700,000	$0
Benefits Continuation
— Health	$0	$0	$0		$37,505	$0
— Life	$0	$0	$0		$96	$0
Unvested & Accelerated
— Restricted Stock Units (2)	$0	$0	$1,967,838		$5,696,327	$4,267,451
— Stock Options	$0	$0	$0		$0	$0

TOTAL	$0	$0	$1,967,838	(8)	$8,433,928	$4,267,451

Thomas E. Voytovich
— Income Continuance Plan	$0	$0	$0		$2,700,000	$0
Benefits Continuation
— Health	$0	$0	$0		$37,493	$0
— Life	$0	$0	$0		$96	$0
Unvested & Accelerated
— Restricted Stock Units (2)	$0	$0	$1,967,838		$5,974,143	$4,545,267
— Stock Options	$0	$0	$0		$0	$0

TOTAL	$0	$0	$1,967,838	(8)	$8,711,732	$4,545,267

(table continued on following page)

Name	Retirement or Voluntary Termination (6)	For Cause Termination	Termination without Cause		Change in Control Termination (7)	Death
Michael S. Bahorich
— Income Continuance Plan	$0	$0	$0		$2,150,000	$0
Benefits Continuation
— Health	$0	$0	$0		$37,505	$0
— Life	$0	$0	$0		$96	$0
Unvested & Accelerated
— Restricted Stock Units	$0	$0	$0		$3,803,380	$3,803,380
— Stock Options	$0	$0	$0		$0	$0

TOTAL	$0	$0	$0	(8)	$5,990,981	$3,803,380

P. Anthony Lannie
— Income Continuance Plan	$0	$0	$0		$2,481,250	$0
Benefits Continuation
— Health	$0	$0	$0		$25,402	$0
— Life	$0	$0	$0		$96	$0
Unvested & Accelerated
— Restricted Stock Units	$0	$0	$0		$3,637,617	$3,637,617
— Stock Options	$0	$0	$0		$0	$0

TOTAL	$0	$0	$0	(8)	$6,144,365	$3,637,617

Roger B. Plank
— Severance Pay (3)	$3,780,000	$0	$0		$0	$0
Benefits Continuation
— Health	$113,430	$0	$0		$0	$0
— Life	$0	$0	$0		$0	$0
Unvested & Accelerated
— Restricted Stock Units	$8,182,789	$0	$0		$0	$0
— Stock Options	$4,080	$0	$0		$0	$0

TOTAL	$12,080,299	$0	$0		$0	$0

(table continued on following page)

Name	Retirement or Voluntary Termination (6)	For Cause Termination	Termination without Cause	Change in Control Termination (7)	Death
Thomas P. Chambers
— Severance Pay (4)	$1,600,000	$0	$0	$0	$0
Benefits Continuation
— Health	$0	$0	$0	$0	$0
— Life	$0	$0	$0	$0	$0
Unvested & Accelerated
— Restricted Stock Units	$6,748,885	$0	$0	$0	$0
— Stock Options	$650,786	$0	$0	$0	$0

TOTAL	$8,999,671	$0	$0	$0	$0

Alfonso Leon
— Severance Pay (5)	$1,700,000	$0	$0	$0	$0
Benefits Continuation
— Health	$0	$0	$0	$0	$0
— Life	$0	$0	$0	$0	$0
Unvested & Accelerated
— Restricted Stock Units	$3,792,927	$0	$0	$0	$0
— Stock Options	$13,638	$0	$0	$0	$0

TOTAL	$5,506,565	$0	$0	$0	$0

(see footnotes on following page)

(1) The amounts set forth in in the “Retirement or Voluntary Termination” column for Mr. Farris reflect payments that would have been made as of December 31, 2014 pursuant to arrangements applicable to Mr. Farris at that time, including an employment agreement between him and the Company dated June 6, 1988 and amended November 20, 2008 (the “Employment Agreement”). Mr. Farris’s actual retirement did not occur until after the end of the 2014 fiscal year.

Under the Employment Agreement, Mr. Farris’ annual base salary as of year-end 2014 was $1,750,000. The Employment Agreement provided that if Mr. Farris’ employment were terminated without “cause” (as defined in the Employment Agreement), or if he terminated his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris would receive, for 36 months thereafter, (a) an amount equal to his base salary as it existed 60 days prior to termination and (b) 50 percent of the maximum amount for which he qualified under the Company’s incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. These rights and obligations would be the same if a termination in either of these circumstances were to follow a change in control. Mr. Farris agreed not to render service to any of the Company’s competitors for the term of his employment or, unless he were terminated without cause, for 36 months thereafter. Pursuant to the May 2014 restricted stock units (“RSUs”) and 2014 Business Performance Share grant agreements, Mr. Farris was eligible for continued vesting of the RSUs granted under those agreements after retirement provided he complied with certain notice and other provisions.

In connection with his retirement effective January 20, 2015 (the “Retirement Date”), the Company and Mr. Farris entered into an executive retirement agreement (the “Retirement Agreement”). Pursuant to the Retirement Agreement, the Employment Agreement was terminated. Pursuant to the terms of the Retirement Agreement, Mr. Farris will receive or has received: (i) continued payment of his then-current annual base salary of $1,750,000 for 36 months following the Retirement Date; (ii) payments of $2,625,000 on each of the date that is the tenth day of the seventh month following the Retirement Date, March 1, 2016, and March 1, 2017, which amount is equal to fifty percent of his annual maximum cash incentive bonus under the Company’s incentive compensation plan, calculated on his base compensation as it existed 60 days prior to the Retirement Date; (iii) a lump sum payment of $1,400,000 paid within 30 days after the Retirement Date; (iv) continued vesting of all outstanding RSUs and stock options according to their original schedules and with original 10-year option exercise terms; (v) potential cash payments following fiscal years 2015—2017 that equal the fair market value of shares under the Company’s Total Shareholder Return program if those shares would have vested after the applicable performance period under that program had he remained employed at the Company, in lieu of any issuance of any such shares; (vi) the number of RSUs that will be paid out under the 2014 Business Performance Share program in two equal installments on December 31, 2016, and December 31, 2017; and (vii) for 36 months following the Retirement Date, continued individual and group health benefits with terms consistent with those for active employees.

Pursuant to the Retirement Agreement, Mr. Farris has also agreed to provide advisory and consulting services as reasonably requested by Apache’s chief executive officer or the Board during the 36-month period beginning on the Retirement Date. Under the terms of the Retirement Agreement, Mr. Farris generally is subject to certain non-competition, non-solicitation, confidentiality, non-disparagement, and non-disclosure restrictions. Mr. Farris also agreed to release the Company from liability stemming from the time he served as an employee of the Company for various claims, including, but not limited to, any local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law claim; and any and all claims Mr. Farris may have arising as the result of any alleged breach of any express or implied employment contract. The Retirement Agreement provides that Mr. Farris will be entitled to indemnification against all losses and expenses related to claims arising out of his service as an employee of the Company to the extent permitted by the Company’s bylaws or insurance contracts.

As of January 20, 2015, the amount or estimated/potential value of each component of the Retirement Agreement was (i) continued base salary for 36 months – $5,250,000; (ii) fifty percent of his annual maximum cash incentive bonus over three years – $7,875,000; (iii) lump sum payment – $1,400,000; (iv) continued vesting of all outstanding RSUs and stock options according to their original schedules and with full original 10-year option exercise terms – $4,685,923; (v) potential cash payments under the Company’s Total Shareholder Return programs – $5,516,251, assuming payment at the target rate of 100 percent (with a potential payment of 0 to 200 percent of target); (vi) the number of RSUs that will be paid out under the 2014 Business Performance Share program – $2,490,985; and (vii) for 36 months following the Retirement Date, continued individual and group health benefits with terms consistent with those for active employees – $58,215. The total potential value of these components equals $27,276,374.

(2) On May 22, 2012, Mr. Voytovich and Mr. Christmann were each granted 15,000 restricted stock units. The restricted stock units vested 3,000 on July 1, 2013, 3,000 on May 22, 2014, and the remaining 9,000 will vest ratably on May 22, 2015, May 22, 2016, and May 22, 2017. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 1,800 out of each 3,000 shares will not be eligible for sale by Mr. Voytovich or Mr. Christmann until such time as they retire or terminate employment with the Company. On November 11, 2013, Mr. Voytovich and Mr. Christmann were granted 28,000 restricted stock units. The restricted stock units vested 5,600 on December 1, 2014, and the remaining 22,400 will vest ratably 5,600 on November 11, 2015, 5,600 on November 11, 2016, 5,600 on November 11, 2017, and 5,600 on November 11, 2018. If Mr. Voytovich or Mr. Christmann is terminated by the Company without cause and not by reason of becoming disabled or if they terminate employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(3) In connection with his retirement, Mr. Plank resigned as president and chief corporate officer, effective February 13, 2014. The Company and Mr. Plank entered into a release and settlement agreement (the “Retirement Agreement”) effective as of the same day. Pursuant to the terms of the Retirement Agreement, Mr. Plank will receive or has received: (i) severance pay of $3,780,000; (ii) continued vesting of all outstanding restricted stock units and stock options according to their original schedules and with original 10-year terms; (iii) potential cash amounts following fiscal years ending 2014 – 2017 that equal the fair market value of shares under our Total Shareholder Return and 2014 Business Performance Share programs if those shares would have vested after the applicable performance period under those programs had he remained employed at the Company; and (iv) participation in the Company’s retiree medical plan with coverage costs paid by the Company through age 65.

(4) In connection with his retirement, Mr. Chambers resigned as senior vice president, finance, effective August 19, 2014. The Company and Mr. Chambers entered into a release and settlement agreement (the “Settlement Agreement”) effective as of the same day. Pursuant to the terms of the Settlement Agreement, Mr. Chambers will receive or has received: (i) severance pay of $1,600,000; (ii) in accordance with the terms of the applicable grant agreement, accelerated vesting of 8,000 outstanding restricted stock units; (iii) continued vesting of all other outstanding unvested restricted stock units and stock options according to their original schedules, with original 10-year terms for all outstanding stock options; (iv) potential cash payments following fiscal years 2014—2017 that equal the fair market value of shares under the Company’s Total Shareholder Return and 2014 Business Performance Share programs if the goals related to such grants are achieved at the end of the respective performance periods; and (v) participation in the Company’s retiree medical plan.

(5) Effective October 9, 2014, Mr. Leon resigned as executive vice president and chief financial officer. On October 13, 2014, the Company and Mr. Leon entered into an employee resignation agreement (the “Resignation Agreement”) effective as of the same day. Pursuant to the terms of the Resignation Agreement, Mr. Leon will receive or has received: (i) severance pay of $1,700,000; (ii) continued vesting of all outstanding restricted stock units and stock options according to their original schedules and with original 10-year terms for all outstanding stock options; and (iii) potential cash amounts following fiscal years ending 2014–2017 that equal the fair market value of shares under our Total Shareholder Reward and 2014 Business Performance Share programs if those shares would have vested after the applicable performance period under those programs had he remained employed at the Company.

(6) Effective for prospective awards beginning in January 2014, employees 65 years of age with at least 15 years of recognized continuous service with the Company are eligible to receive continued vesting of their equity awards upon retirement. The employee must provide the Company with a minimum written notification three months in advance of the retirement date. A non-compete and non-disparagement agreement must also be executed by the retiring employee in order to qualify for continued vesting of equity post-retirement.

(7) In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the NEOs, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued health and life benefits from the Company for up to two years, if their employment is terminated as a result of a “change in control” of the Company (as defined in the plan). In this event, continued health benefit premiums would be paid so that the after-tax income would equal what it would have if the amount of the coverage were withheld on a pre-tax basis.

(8) Although there are no written or unwritten contracts, agreements, plans, arrangements, or obligations in place for termination without cause, the Company has, from time to time, paid executive level positions up to two times base salary and benefits continuation for two years. Decisions by the Company to pay termination benefits, and in what amounts, are determined on an individual case basis and not as a matter of policy.

Payments Made Upon Death or Disability

In addition to the benefits listed in the preceding table, payments will also be made under the Company’s life insurance plan in the event of death for the officers listed above. In the event of disability, these executive officers would benefit under the Company’s disability insurance plan.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

George D. Lawrence, A. D. Frazier, Jr., John E. Lowe, and William C. Montgomery served on the MD&C Committee of the Company’s Board of Directors during 2014.

No executive officer of the Company serves, or in the past year has served, as (i) a member of the compensation (or similar) committee or on the board of directors of another entity, one of whose executive officers served on the Company’s MD&C Committee or as a member of the Company’s Board of Directors. During fiscal year 2014, no member of the MD&C Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company, or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company. The Board evaluated each member’s independence under the independence standards promulgated by NYSE and NASDAQ for compensation committees and determined that each member was independent for purposes of serving on the Company’s MD&C Committee.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

Eric J. Eichler, an employee of the Company, is the son of Rodney J. Eichler, who serves as Apache’s executive advisor to the chairman and as chief executive officer of Kitimat LNG (Upstream). Eric Eichler is employed as a senior reservoir engineer, a position he has held since July 2014, having previously been a reservoir engineer III in Apache Canada’s reservoir and planning group since December 2013, and in Apache’s Resource Assessment group since July 2012. His compensation package is comparable to the employment benefits that are standard for all Apache employees in comparable positions. In 2014, Eric Eichler earned total compensation of $492,457 from the Company, including base salary, annual cash incentive bonus, foreign assignment allowances, and the value of vested restricted stock units and stock options. Rodney J. Eichler does not evaluate Eric Eichler and does not influence the amount of his compensation.

During 2014, Apache and its subsidiaries made donations of $209,133 in cash, property, and services to Springboard – Educating the Future (“Springboard”), a U.S.-based non-profit organization initiated by Apache. With financial and operational support from Apache, its employees, officers and directors, generous individuals, and other corporations, Springboard funded, constructed, and maintains 200 schools for Egyptian girls, who otherwise would not have educational opportunities in the rural villages where they reside, and works toward improving living standards in Egypt. During 2014, Thomas E. Voytovich, an officer of the Company, served as the non-paid president and a director of Springboard. As of January 2, 2015, the first business day of 2015, he resigned as president. Mr. Voytovich continues as a non-paid, non-executive director of Springboard.

Jennifer M. Smith, the spouse of independent director Peter A. Ragauss, is a partner at the international law firm of Baker Botts L.L.P. In 2014, Baker Botts was retained by the Company to provide legal counsel on various matters. Ms. Smith has not personally provided legal services to the Company, and is not expected to do so in the future. During 2014, the Company paid Baker Botts approximately $222,175 for legal services provided to the Company.

Adam Farris is senior vice president, business development, of DrillingInfo, Inc. He is the son of G. Steven Farris, the Company’s current non-executive chairman. During 2014, the Company paid DrillingInfo approximately $1,047,524 under an existing data licensee agreement.

The Company’s Board of Directors has adopted a Code of Business Conduct, which was revised in 2014. The Code of Business Conduct prohibits conflicts of interest between any director, officer or employee and the Company. The Code of Business Conduct requires directors, officers and employees to inform the Company of any transaction that involves related parties and that may give rise to a conflict of interest. Pursuant to its charter, the CG&N Committee reviews related party transactions on an ongoing basis to prevent conflicts of interest. The CG&N Committee reviews a transaction in light of the affiliations of the director, officer, or employee and the affiliations of such person’s immediate family. Transactions are presented to the CG&N Committee for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the CG&N Committee finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The CG&N Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. The determination of the CG&N Committee is documented in the Committee’s minutes. The Board of Directors reviews transactions to determine whether a transaction impairs the independence of a director and such determination is documented in the Board’s minutes. The Code of Business Conduct and the CG&N Committee charter are available on the Company’s website (www.apachecorp.com).

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM NO. 5 ON PROXY CARD)

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm (the “independent auditors”), to audit the Company’s financial statements for 2015. Ernst & Young LLP served as the Company’s independent auditors for fiscal year 2014 and reported on the Company’s consolidated financial statements for that year, as well as the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP has served as the Company’s independent auditors since 2002.

Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions regarding Apache’s business.

Although shareholder ratification is not required, the appointment of Ernst & Young LLP as the company’s independent auditors for fiscal 2015 is being submitted for ratification at the annual meeting because the Board believes doing so is a good corporate governance practice. Furthermore, the Audit Committee will take shareholders’ opinions regarding the appointment of Ernst & Young LLP into consideration in future deliberations. If Ernst & Young LLP’s appointment is not ratified at the annual meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate Ernst & Young LLP’s engagement as the Company’s independent auditors without the approval of the Company’s shareholders whenever the Audit Committee deems appropriate.

The fees paid to Ernst & Young LLP for 2014 and 2013 were as follows:

Description	Amounts (in thousands)
	2014	2013
Audit Fees (1)	$6,516	$6,342
Audit-Related Fees (2)	$1,792	$774
Tax Fees (3)	$814	$615
All Other Fees (4)	$46	$51

(1)	Audit Fees include fees related to the following services: the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal controls, and consultations relating to the audit or quarterly reviews.
(2)	Audit-Related Fees include fees related to assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include, among other things, audit services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services”, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; and agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters.

(3)	Tax Fees include fees related to the following services: tax return preparation assistance, tax planning, tax-related and structuring-related consultation, and tax services related to potential acquisitions/dispositions.
(4)	All Other Fees include fees for products and services other than those in the three categories above, including greenhouse gas emissions audits and assistance with other non-financial audits.

All audit, audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with that firm’s independence in the conduct of its auditing functions. The Audit Committee has taken into consideration whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Approval of Independent Auditor Services and Fees

To ensure the independence of our independent auditors and to comply with the applicable securities laws, the listing standards of the New York Stock Exchange and the NASDAQ Stock Market, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating, and, if appropriate, pre-approving all audit, audit-related and non-audit services to be performed by the independent auditors. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related and non-audit services to be performed by the Company’s independent auditors (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that the Company’s independent auditors may not perform any audit, audit-related, or non-audit service for Apache, subject to those exceptions that may be permitted by applicable law, unless: (i) the service has been pre-approved by the Audit Committee; or (ii) Apache engaged the independent auditors to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by the Company’s independent auditors by applicable securities laws.

Pursuant to the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent auditors and a maximum amount of fees for each category. The Audit Committee annually reassesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. The Committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved or that exceed pre-approved fee amounts.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests to pre-approve any audit, audit-related, or non-audit service, provided that the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2015.

ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

(ITEM NO. 6 ON PROXY CARD)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and Section 14 of the Exchange Act of 1934, as amended, the Company is asking its shareholders to cast an advisory vote to approve the fiscal year 2014 compensation of our named executive officers (our “NEOs”) as disclosed in this proxy statement. This Proposal, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis,” and the compensation tables that follow, included in this proxy statement, for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our NEOs.

Prior Year Vote and Fiscal Year 2014 Compensation Highlights

At our 2014 annual meeting, over 96 percent of shareholder votes cast on the say on pay vote (excluding broker non-votes) were in favor of the compensation of our Named Executive Officers. After making extensive changes to our compensation program, we continued to further refine the program. As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation highlights for 2014 include:

✓	Our former CEO, who retired in 2015, received no increase in base pay in the years 2010-2014.

✓	His performance-based equity awards increased from an average of 32 percent of his total equity awards in 2011-2012 to 59 percent of his to total equity awards in 2013-2014.

✓	His average reported compensation for the years 2013-2014 was 35% lower than his average reported compensation for 2011-2012.

✓	His realized pay dropped even more-it was:

•	down 66 percent from his reported 2010 pay,

•	down 41 percent from his reported 2011 pay, and

•	down 34 percent from his reported 2012 pay.

The other updates we made to our 2014 pay plans share the same theme.

✓	Our annual bonus plan is better aligned with corporate strategy.

✓	We increased the target percentage of 2014 equity awards that are performance-based to 67 percent for the CEO and 50 percent for the other NEOs.

✓	We improved our TSR share program by limiting the maximum payout to target for performance periods in which our absolute TSR was negative and setting target achievement above median performance of our peer group.

✓	We suspended the granting of stock options.

✓	Our new business performance share plan is based on business results.

✓	We increased the percentage of our directors’ annual retainer payable in stock to two-thirds and now require that such stock be held until directors leave the board.

Other Best Practices Continue

We also continue to maintain other features in our compensation programs that shareholders widely consider best practices and that we view as consistent with our compensation philosophy, including:

➢	Significant Performance-Based Pay: Our performance-based equity compensation comprised 55 percent of our NEOs’ aggregate equity compensation for fiscal year 2014.

➢	Long-term vesting: Our equity-based pay vehicles have multi-year vesting periods to reward long-term performance and deter inappropriate risk taking.

➢	Multiple Performance Measures: We use multiple performance measures that include short- and long-term objectives to evaluate executive performance.

➢	Stock Ownership Requirements: We have stock ownership requirements for our directors and officers. Our CEO must hold six times base salary in stock. All officers and directors have hold-until-retirement or termination requirements in addition to their multiple-of-pay holding requirements.

➢	No Repricing: Our stock options cannot be repriced, reset, or exchanged for cash if underwater.

➢	Anti-Pledging Policy: We prohibit our directors and executive officers from holding Apache securities in a margin account or pledging any Apache securities as collateral for a loan.

➢	Double Trigger: We continued and formalized our policy of requiring a double trigger for accelerated vesting of equity upon a change in control.

➢	Clawback: Each equity award is conditioned on repayment or forfeiture as required by existing law, including Sarbanes-Oxley and Dodd-Frank.

➢	No Gross-Ups: We do not make tax gross-ups to executive officers except for (i) our expatriate tax-equalization policy, which is available to all Apache expatriates, and (ii) tax gross ups of continuing certain group benefits like health insurance upon a change in control pursuant to our Income Continuance Plan (which provides benefits to various categories of our employees including our officers).

➢	Employment Contracts: Effective with the retirement of our former CEO, all of our employees are employed “at will,” with no employment contracts.

➢	SVP of Communications, Public Affairs and Governance: We have an executive charged with intensive engagement on non-financial and non-operating issues important to our shareholders, including governance, environment, safety, and sustainability.

We are asking our shareholders to indicate their support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote FOR this item on their proxy card.

The say-on-pay vote is advisory and, therefore, not binding on the Company, the MD&C Committee, or our Board of Directors. Our Board of Directors and our MD&C Committee value the opinions of our shareholders, and to the extent there is a significant vote against the NEO compensation, as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate what, if any, further actions are necessary to address those concerns. We hold such advisory votes on executive compensation each year and will hold another advisory vote at our 2016 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

APPROVAL OF AN AMENDMENT TO

APACHE’S RESTATED CERTIFICATE OF INCORPORATION

TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS

AND PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS

(ITEM NO. 7 ON PROXY CARD)

Apache’s Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) currently provides that the Board of Directors be divided so that as nearly numerically possible one-third of the directors are elected at each annual meeting of shareholders to serve a three-year term.

At each of our 2013 and 2014 annual meetings, the Company’s shareholders voted on a management proposal to eliminate the classification of the Board of Directors and provide for the election of all directors annually. The affirmative vote of four-fifths (80 percent) of the Company’s issued and outstanding common stock was required for approval and implementation of the proposals. At our 2013 annual meeting, the proposal was not approved, as only 73.88 percent of the Company’s issued and outstanding common stock was voted to approve the proposed amendment, and at our 2014 annual meeting, the proposal was not approved, as only 77.79 percent of the Company’s issued and outstanding common stock was voted to approve the proposed amendment.

The Company’s Board of Directors recognizes that our shareholders have expressed a preference for the declassification of the Board. Therefore, the Board of Directors determined, in light of the fact that well over a majority of the shareholders voted in favor of the proposal at the 2013 and 2014 annual meetings, to resubmit an amendment to Article NINTH of the Company’s Restated Certificate of Incorporation to eliminate the classification of the Board of Directors over a three-year period to the shareholders of the Company at our 2015 annual meeting. The text of the proposed amendment to Article NINTH of the Restated Certificate of Incorporation is attached to this proxy statement as Annex A.

The affirmative vote of shareholders holding at least four-fifths (80 percent) of the Company’s issued and outstanding common stock is required to approve the proposed amendment. If the shareholders approve the proposed amendment, then, beginning at the 2016 annual meeting, directors standing for election will be elected to one-year terms. The existing terms of directors elected prior to or at the 2015 annual meeting will not be shortened. The entire Board of Directors will be elected annually beginning at the 2018 annual meeting.

If approved by the shareholders, the proposed amendment to the Restated Certificate of Incorporation will become effective upon the filing of Articles of Amendment to the Restated Certificate of Incorporation with the Secretary of State of Delaware. If the shareholders do not approve the proposed amendment, then the Board of Directors will remain classified, and all directors will continue to be elected to three-year terms.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS AND PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS.

CONSIDERATION OF SHAREHOLDER PROPOSAL

REGARDING PROXY ACCESS

(ITEM NO. 8 ON PROXY CARD)

The representative of the proponents of the following shareholder proposal has stated that they intend to present such proposal at the annual meeting. The proponents are represented by the Comptroller of the City of New York, Scott M. Stringer, who is the custodian and/or a trustee of the New York Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Board of Education Retirement System.

If one or more of the shareholders, or a qualified representative of such shareholders, is present and submits the proposal for a vote, then the proposal will be voted on at the annual meeting. In accordance with federal securities regulations, we have included the shareholder proposal and supporting statement exactly as submitted by the proponent. The Company is not responsible for the content of the shareholder proposal or the supporting statement.

PROPOSAL REGARDING PROXY ACCESS

RESOLVED: Shareholders of Apache Corporation (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support—votes for similar shareholder proposals averaged 55% from 2012 through September 2014—and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS.

FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the SEC and the Company’s bylaws.

In order for such proposal to be properly brought before next year’s annual meeting, written notice of the proposal that complies with the Company’s bylaws must be received by the Company’s corporate secretary (at the address below) not less than 120 days prior to the meeting, which is expected to be held in May 2016. Nominations of persons for election to the Board of Directors at the 2016 annual meeting likewise must be given in writing, comply with the Company’s bylaws, and be received by the Company’s corporate secretary not less than 120 days prior to the meeting, which is expected to be held in May 2016.

In addition to the foregoing, should a shareholder wish to have a proposal appear in the Company’s proxy statement for next year’s annual meeting, under the regulations of the SEC, such proposal must be received by the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 on or before December 3, 2015.

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS

The SEC rules permit companies and intermediaries (such as brokers) to implement a delivery procedure known as “householding.” Under this procedure, multiple Apache shareholders who reside at the same address may receive a single set of proxy materials, unless one or more of the shareholders has provided contrary instructions. This procedure reduces printing costs and postage fees and saves natural resources.

If you hold your shares in “street name” (your shares are held in a brokerage account or by a bank or other nominee), you may revoke your consent to householding at any time by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling Broadridge at 1-800-542-1061. You can also request information about householding from your broker or bank.

If you are a shareholder of record (your shares are held in your own name and not held in a brokerage account) who received a household mailing this year, and you would like to have additional copies of proxy materials mailed to you or if you would like to opt out of householding for future mailings, please send your written request to Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding/Apache Corporation, P. O. Box 64854, St. Paul, MN 55164-0854, or call 1-877-602-7615.

SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail or telephone, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson Inc. to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $14,500 plus expenses. All costs of the solicitation will be borne by the Company.

By order of the Board of Directors

APACHE CORPORATION

C. L. Peper

Corporate Secretary

NOTE: Shareholders are requested to promptly vote their shares using one of the methods explained on pages 2 and 3 of this proxy statement.

Annex A

Proposed Amendment to Article NINTH of the

Restated Certificate of Incorporation of Apache Corporation

If the proposal is approved and the amendment becomes effective, Article NINTH of the Company’s Restated Certificate of Incorporation will be amended to read in its entirety as follows:

NINTH. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

Commencing with the 2016 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2017 annual meeting of stockholders; at the 2017 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2018 annual meeting of stockholders; and at each annual meeting of stockholders thereafter, all directors shall be elected for one-year terms expiring at the next annual meeting of stockholders. Until the following transition has been completed, the Board of Directors shall be classified and divided into three classes, after which the classification shall expire. As a result, the directors who were elected at the 2015 annual meeting of stockholders will serve for a term expiring at the 2018 annual meeting of stockholders. The directors who were elected at the 2014 annual meeting of stockholders will serve for a term expiring at the 2017 annual meeting. The directors who were elected at the 2013 annual meeting of stockholders will serve for a term expiring at the 2016 annual meeting.

A majority of the directors then in office, in their sole discretion and whether or not constituting less than a quorum, may elect a replacement director to serve during the unexpired term of any director previously elected whose office is vacant as a result of death, resignation, retirement, disqualification, removal, or otherwise, and may elect directors to fill any newly created directorships created by the Board. At any election of directors by the Board of Directors to fill any vacancy caused by an increase in the number of directors, the terms of office for which candidates are nominated and elected shall be divided as set forth in the immediately preceding paragraph.

Each director shall be elected and serve until his or her successor shall have been duly elected and qualified unless he or she shall have resigned, become disqualified, deceased or disabled, or shall otherwise have been removed from office.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the by-laws of the Corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

A-1

By resolution passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, to sell, lease, or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interest of the Corporation.

In the absence of fraud, no contract or other transaction between this Corporation and any other corporation shall be affected by the fact that any director of this Corporation is interested in, or is a director or officer of, such other corporation, and any director, individually or jointly, may be a party to, or may be interested in, any contract or transaction of this Corporation or in which this Corporation is interested; and no contract, or other transaction of this Corporation with any person, firm, or corporation, shall be affected by the fact that any director of this Corporation is a party to, or is interested in, such contract, act, or transaction, or in any way connected with such person, firm, or corporation, and every person who may become a director of this Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association, or corporation in which he may be in any way interested.

A-2

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

MAY 14, 2015

AND PROXY STATEMENT

APACHE CORPORATION

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Printed on recycled paper

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/apa

Use the Internet to vote your proxy until 11:59 p.m.

(central time) on May 13, 2015. Scan code below for mobile voting.

PHONE – 1-866-883-3382

Use a touch-tone telephone to vote your proxy until

11:59 p.m. (central time) on May 13, 2015.

MAIL – Mark sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

QR CODE

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

òPlease detach hereò

The Board of Directors Recommends a Vote “FOR” Items 1 through 8.
Items 1-4. Election of directors:
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. George D. Lawrence	☐	☐	☐	3. Rodman D. Patton	☐	☐	☐
2. John E. Lowe	☐	☐	☐	4. Charles J. Pitman	☐	☐	☐

5. Ratification of Ernst & Young LLP as Apache’s independent auditors				☐ For		☐ Against	☐ Abstain

6. Advisory vote to approve the compensation of Apache’s named executive officers				☐ For		☐ Against	☐ Abstain

7. Approval of amendment to Apache’s Restated Certificate of Incorporation to eliminate Apache’s classified Board of Directors				☐ For		☐ Against	☐ Abstain

8. Consideration of shareholder proposal regarding proxy access				☐ For		☐ Against	☐ Abstain

9. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 8.

Address Change? Mark box, sign, and Indicate changes below: ☐				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

APACHE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 14, 2015

10:00 a.m.

Hilton Houston Post Oak

2001 Post Oak Boulevard

Houston, Texas

Important Notice Regarding Internet Availability of Proxy Materials for this Annual Meeting:

The Notice and Proxy Statement and Form 10-K Wrap are available at

http://www.apachecorp.com/Investors/Annual_meeting.aspx

proxy

APACHE CORPORATION – 2015 PROXY

This proxy is solicited on behalf of the board of directors

for use at the Annual Meeting on May 14, 2015

By signing this proxy, you revoke all prior proxies and appoint Chansoo Joung, William C. Montgomery, and Amy H. Nelson as Proxies, with full power of substitution, and authorize them to represent the undersigned at the annual meeting of stockholders to be held May 14, 2015, or any adjournment thereof, and to vote all the shares of common stock of Apache Corporation held of record by the undersigned on March 16, 2015.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 THROUGH 8.

For participants in the Apache 401(k) Savings Plan, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 11, 2015, the shares credited to your account will be voted in proportion to directions received by Fidelity, the plan trustee.

See reverse for voting instructions.